364-DAY CREDIT AGREEMENT

Dated as of April 30, 2009

among

HARLEY-DAVIDSON, INC. and HARLEY-DAVIDSON FUNDING CORP.,
as the U.S. Borrowers,

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,

HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC.,

HARLEY-DAVIDSON CREDIT CORP. and

Certain Other Subsidiaries of Harley-Davidson, Inc. from Time to Time Party Hereto, as Guarantors,

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

JPMORGAN CHASE BANK, N.A.,
as Global Administrative Agent,

CITIBANK, N.A.,
as Syndication Agent and

BNP PARIBAS and ABN AMRO BANK N.V.,
as Documentation Agents

J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS, INC.,
as Co-Lead Arrangers and

J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS, INC.,
BNP PARIBAS SECURITIES CORP. and ABN AMRO BANK N.V.,
as Joint Book Runners

i

ARTICLE IV	CONDITIONS PRECEDENT	38
4.1	Initial Loans	38
4.2	Each Loan	39
ARTICLE V	REPRESENTATIONS AND WARRANTIES	39
5.1	Representations and Warranties	39
ARTICLE VI	COVENANTS	41
6.1	Affirmative Covenants	41
6.2	Negative Covenants	44
6.3	Financial Covenants	51
ARTICLE VII	DEFAULTS	52
7.1	Defaults	52
ARTICLE VIII	ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES	54
8.1	Remedies	54
8.2	Defaulting Lender	55
8.3	Amendments	56
8.4	Preservation of Rights	57
ARTICLE IX	GENERAL PROVISIONS	57
9.1	Survival of Representations	57
9.2	Governmental Regulation	57
9.3	Headings	57
9.4	Entire Agreement	57
9.5	Several Obligations; Benefits of this Agreement	57
9.6	Expenses; Indemnification	57
9.7	Numbers of Documents	59
9.8	Accounting	59
9.9	Severability of Provisions	59
9.10	Nonliability of Lenders	59
9.11	CHOICE OF LAW AND SUBMISSION TO JURISDICTION	59
9.12	WAIVER OF JURY TRIAL	60
9.13	No Strict Construction	60
9.14	USA PATRIOT ACT	60
9.15	Service of Process	60
ARTICLE X	THE GLOBAL ADMINISTRATIVE AGENT	60
10.1	Appointment; Nature of Relationship	60

10.2	Powers	61
10.3	General Immunity	61
10.4	No Responsibility for Loans, Creditworthiness, Recitals, Etc	61
10.5	Action on Instructions of Lenders	61
10.6	Employment of the Global Administrative Agent and Counsel	62
10.7	Reliance on Documents; Counsel	62
10.8	The Global Administrative Agent's Reimbursement and Indemnification	62
10.9	Rights as a Lender	62
10.10	Lender Credit Decision	62
10.11	Successor Global Administrative Agent	63
10.12	Co-Agents, Documentation Agent, Syndication Agent, etc	63
ARTICLE XI	SETOFF; RATABLE PAYMENTS	63
11.1	Setoff	63
11.2	Ratable Payments	63
ARTICLE XII	GUARANTEE	64
ARTICLE XIII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	66
13.1	Successors and Assigns	67
13.2	Participations	67
13.3	Assignments	67
13.4	Confidentiality	68
13.5	Dissemination of Information	70
13.6	Non-Use of HDFS’ Licensed Marks	70
ARTICLE XIV	NOTICES	70
14.1	Giving Notice	70
14.2	Change of Address	70
ARTICLE XV	COUNTERPARTS	71
15.1	Counterparts	71

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	--	Commitments
(Definitions)
EXHIBIT B-1	--	Form of Syndicated Global Note
(Definitions)
EXHIBIT B-2	--	Form of Bid Rate Note
(Definitions)
EXHIBIT C	--	Form of Assignment Agreement
(ss.13.3)
EXHIBIT D	--	List of Closing Documents
(ss.4.1)
EXHIBIT E	--	Form of Commitment and Acceptance
(ss.2.4(b))
EXHIBIT F	--	Form of Joinder Agreement
(ss.6.1.11)

Schedules

Schedule I	--	Funding Protocols re: Syndicated Global Loans (Definitions,ss.2.6)
Schedule II	--	Intercompany Subordination Terms (Definitions)
Schedule 6.2.1(b)	--	Indebtedness (ss.6.2.1(b))
Schedule 6.2.2(c)	--	Liens (ss.6.2.2(c))
Schedule 6.2.8	--	Restrictive Agreements (ss.6.2.8)
Schedule 6.2.9(c)	--	Investments (ss.6.2.9(c))

v

364-DAY CREDIT AGREEMENT

        This 364-Day Credit Agreement dated as of April 30, 2009 is entered into among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Funding Corp., a Nevada corporation, Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, certain other Subsidiaries of Harley from time to time a party hereto as Opco Guarantors, the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an assignment and assumption pursuant to Section 13.3, JPMorgan Chase Bank, N.A., as the Global Administrative Agent, Citibank, N.A., in its capacity as Syndication Agent and BNP Paribas and ABN AMRO Bank N.V., each in its capacity as a Documentation Agent. The parties hereto agree as follows:

ARTICLE I DEFINITIONS

        1.1 Certain Defined Terms. In addition to the terms defined in other sections of this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

        As used in this Agreement:

“Absolute Rate Auction” has the meaning specified in Section 2.10(b)(i)hereof.

“Additional Negative Covenant Period” means that, as of any date of determination, Harley has any of the following ratings: (i) an issuer rating by Moody’s that is lower than Baa3, (ii) an implied corporate credit rating by S&P that is lower than BBB- and (iii) an issuer default rating by Fitch that is lower than BBB-, in each case as of such date.

“Advance”means a Bid Rate Advance or Syndicated Global Advance.

“Affiliate”of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership, ownership or other equity interests, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Syndicated Global Lenders, as reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $625,000,000.

“Aggregate Outstanding Credit Exposure” is defined in Section 2.4(b)(ii)hereof.

“Agreement” means this 364-Day Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used by Harley in its preparation of its audited financial statements for the year ended December 31, 2008 (except for changes to such application as are concurred on by Harley’s independent public accountants); provided that, if Harley notifies the Global Administrative Agent that Harley wishes to amend Section 6.3 to eliminate the effect of any change in Agreement Accounting Principles on the operation of such covenant (or if the Global Administrative Agent notifies Harley that the Required Lenders wish to amend Section 6.3 for such purpose), then Harley’s compliance with such section shall be determined on the basis of Agreement Accounting Principles in effect immediately before the relevant change in Agreement Accounting Principles became effective, until either such notice is withdrawn or such Section is amended in a manner satisfactory to Harley and the Required Lenders.

        “Alternate Base Rate” means, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day; and (c) the Eurodollar Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes hereof, “Prime Rate”shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank, N.A. or its parent as its prime rate (which is not necessarily the lowest rate charged to any customers) in effect at its principal office in New York City, changing when and as said prime rate changes. Each change in the Prime Rate shall be effective on the date such change is announced as being effective. “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Global Administrative Agent from three Federal funds brokers of recognized standing selected by the Global Administrative Agent. If for any reason the Global Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Global Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change.

        “Applicable Acquisition Basket” means, with respect to the making of any Permitted Acquisition, the greater of (i) subject to the succeeding clause (ii), $25,000,000, solely to the extent that the Opco Leverage Ratio shall be greater than, at the time thereof and after giving effect thereto, 1.00 to 1.00 or (ii) $50,000,000, solely to the extent that the Opco Leverage Ratio shall be less than or equal to, at the time thereof and after giving effect thereto, 1.00 to 1.00; it being agreed that in the case of each of the preceding clauses, the Opco Leverage Ratio shall be calculated on a pro forma basis reasonably acceptable to the Global Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings) and being recomputed as of the last day of the most recently ended fiscal quarter of Harley for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.

        “Applicable Commitment Fee Rate” is defined in Section 2.6(b) hereof.

        “Applicable Floor” is defined in Section 2.6(b) hereof.

        “Applicable Investment Basket” means, with respect to the making of any investment, loan or advance under, and in reliance on, Section 6.2.9(r), the greater of (i) subject to the succeeding clause (ii), $10,000,000, solely to the extent that the Opco Leverage Ratio shall be greater than, at the time thereof and after giving effect thereto (on a pro forma basis reasonably acceptable to the Global Administrative Agent), 1.00 to 1.00 or (ii) $25,000,000, solely to the extent that the Opco Leverage Ratio shall be less than or equal to, at the time thereof and after giving effect thereto (on a pro forma basis reasonably acceptable to the Global Administrative Agent), 1.00 to 1.00.

        “Applicable Margin” is defined in Section 2.6(b) hereof.

        “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Arranger” means J.P. Morgan Securities Inc. or Citigroup Global Markets, Inc. and “Arrangers” means, collectively, J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc.

        “Authorized Officer” means any of the chief executive officer, chief financial officer, any vice president, controller, treasurer or any other officer of the relevant Borrower from time to time designated by an Authorized Officer in writing to the Global Administrative Agent as an Authorized Officer, acting singly.

        “Bankruptcy Code” is defined in Article XII hereof.

        “Base Rate Advance” means a Syndicated Global Advance which bears interest at the Alternate Base Rate.

        “Base Rate Loan” means a Syndicated Global Loan, or portion thereof, which bears interest at the Alternate Base Rate.

        “Bid Rate Advance” means a borrowing consisting of simultaneous Bid Rate Loans to a Global Borrower from each of the Syndicated Global Lenders whose offer to make a Bid Rate Loan as part of such borrowing has been accepted by such Global Borrower under the applicable auction bidding procedure described in Section 2.10.

        “Bid Rate Advance Borrowing Notice” is defined in Section 2.10(b)(i)hereof.

        “Bid Rate Loan” means a loan by a Syndicated Global Lender to a Global Borrower as part of a Bid Rate Advance resulting from the applicable auction bidding procedure described in Section 2.10.

        “Bid Rate Note” means a promissory note of a Global Borrower payable to the order of any Syndicated Global Lender, in substantially the form of Exhibit B-2hereto, evidencing the indebtedness of such Global Borrower to such Syndicated Global Lender resulting from the Bid Rate Loans made by such Syndicated Global Lender to such Global Borrower.

        “Bid Rate Reduction” means the reduction in availability under the Aggregate Commitment as a result of outstanding Bid Rate Loans.

        “Borrower” means any of the U.S. Borrowers, and “Borrowers” means, collectively, the U.S. Borrowers.

        “Borrowing Date” means a date on which an Advance or a Loan is made hereunder (including the Loan Conversion Date, if any).

        “Borrowing Notice” means a Syndicated Global Advance Borrowing Notice or a Bid Rate Advance Borrowing Notice.

        “Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in New York, New York and on which dealings in United States Dollars are carried on in the London interbank market; and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in New York, New York.

        “Buying Lender” is defined in Section 2.4(b)(ii) hereof.

        “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Change” is defined in Section 3.2 hereof.

        “Change of Control” means any transaction or event as a result of which: (a) (i) any Person or two or more Persons acting in concert (other than any Related Person) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Harley (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Harley; or (ii) during any period of up to 12 consecutive calendar months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of Harley shall cease for any reason to constitute a majority of the board of directors of Harley (except to the extent that individuals who, at the beginning of such 12-month period, were directors of Harley were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of Harley or (y) nominated for election by a majority of the remaining members of the board of directors of Harley and thereafter elected as directors by the shareholders of Harley) or (b) (i) Harley, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, in the aggregate, at least fifty-one percent (51%) of the issued and outstanding class or classes of Voting Stock of HDFS (such percentage measured by voting power rather than number of shares), (ii) HDFS, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, all of the issued and outstanding Voting Stock of HDCC, or (iii) HDCC, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, all of the issued and outstanding Voting Stock of HDFC.

        “Closing Date” means April 30, 2009.

        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        “Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

        “Commitment” means, for each Syndicated Global Lender, the obligation of such Syndicated Global Lender to make Syndicated Global Loans in an amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Commitment” or contained in the assignment and assumption by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and assumption.

        “Commitment Increase Notice” is defined in Section 2.4(b)(i) hereof.

        “Company” means any Borrower or Guarantor, individually, and “Companies” means each of the Borrowers and Guarantors, collectively; provided that no Opco Guarantor shall be considered a “Company” hereunder unless and until all of the requirements of Section 6.1.11(a) have been satisfied with respect to such entity and each Opco Guarantor shall cease to be considered a “Company” hereunder upon its release from the Guarantee as contemplated by Section 6.1.11(b) (until such time, if any, that it is subsequently required to satisfy the requirements of Section 6.1.11(a)).

        “Consolidated” refers to the consolidation of accounts in accordance with Agreement Accounting Principles.

        “Consolidated EBITDA” is defined in Section 6.3(A) hereof.

        “Consolidated Equity” is defined in Section 6.3(A) hereof.

        “Consolidated Finco Debt” is defined in Section 6.3(A) hereof.

        “Consolidated Interest Expense” is defined in Section 6.3(A) hereof.

        “Consolidated Net Income” of any Person for any period means the Consolidated net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.

        “Consolidated Net Worth” of any Person means such Person’s Consolidated shareholders’ equity, as shall be determined in accordance with Agreement Accounting Principles.

        “Consolidated Opco Debt” is defined in Section 6.3(A) hereof.

        “Consolidated Tangible Net Worth” is defined in Section 6.3(A) hereof.

        “Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

        “Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

        “Conversion/Continuation Notice” is defined in Section 2.8(D) hereof.

        “Cure Loan” is defined in Section 8.2 hereof.

        “Default” means an event described in Article VII hereof.

        “Defaulting Lender” means any Lender, as determined by the Global Administrative Agent, that has (a) failed to fund its Pro Rata Share of any of any Advance or Loan within three (3) Business Days of the date required to be funded by it hereunder, (b) notified any Company, the Global Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after written request by the Global Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Global Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a direct or indirect parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

        “Dollar” and “$” means dollars in the lawful currency of the United States of America.

        “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

        “Effective Commitment Amount” is defined in Section 2.4(b)(i) hereof.

        “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

        “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Harley’s controlled group, or under common control with Harley, within the meaning of Section 414 of the Code.

        “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Harley or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Harley or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

        “Eurodollar Base Rate” means, with respect to any Eurodollar Rate Advance for any specified Interest Period, or a Bid Rate Advance pursuant to an Indexed Rate Auction for an Interest Period designated by the relevant Borrower, LIBOR.

        “Eurodollar Rate” means, with respect a Eurodollar Rate Loan and a Eurodollar Rate Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minusthe Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

        “Eurodollar Rate Advance” means a Syndicated Global Advance which bears interest at the Eurodollar Rate.

        “Eurodollar Rate Loan” means a Syndicated Global Loan, or portion thereof, which bears interest at the Eurodollar Rate.

        “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Global Administrative Agent, taxes imposed on (or measured by) its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Global Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Global Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

        “Existing Credit Agreement” means that certain 364-Day Credit Agreement dated as of July 16, 2008 among inter alia Harley, HDFC, the lenders party thereto and JPMorgan Chase Bank, N.A. as global administrative agent, as such agreement has been amended or otherwise modified prior to the Closing Date.

        “Existing 3-Year Credit Agreement” means that certain 3-Year Credit Agreement dated as of July 16, 2008 among inter alia Harley, HDFC, the lenders party thereto and JPMorgan Chase Bank, N.A. as global administrative agent, as such agreement has been amended or otherwise modified from time to time.

        “Federal Funds Effective Rate” shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

        “Finance Receivables” means dealer wholesale receivables, retail installment contracts, promissory notes, retail leases, charge accounts or other receivables, chattel paper or other similar financial assets originated, acquired or serviced in the ordinary course of business by any of the Companies or their Subsidiaries and shall include all related collateral and assets and any retained assets in respect of any of the foregoing.

        “Finance Receivables Subsidiary” means a special purpose, bankruptcy remote corporation, partnership, limited liability company or trust which is wholly-owned, directly or indirectly, by any one or more of the Companies, and which is formed for the sole and exclusive purpose of (i) purchasing or otherwise acquiring Finance Receivables from one or more of the Companies or their respective Subsidiaries, (ii) financing such purchases or otherwise facilitating a Permitted Finance Receivables Securitization and (iii) conducting activities related thereto.

        “Finco” means HDFS, HDCC and HDFC.

        “Finco Guarantor” means any of HDFS, HDCC or HDFSI and “Finco Guarantors” means each of HDFS, HDCC and HDFSI and in each such case their respective successors and permitted assigns.

        “Finco Leverage Ratio” is defined in Section 6.3(A) hereof.

        “Fitch”is defined in Section 2.6(b) hereof.

        “Fixed Rate Advance” means a Eurodollar Rate Advance.

        “Fixed Rate Loan” means a Eurodollar Rate Loan.

        “Floating Rate” means the Alternate Base Rate.

        “Floating Rate Advance” means a Base Rate Advance.

        “Floating Rate Loan” means a Syndicated Global Loan, or portion thereof, which bears interest at the Alternate Base Rate or any other floating rate, as applicable, plus the Floating Rate Margin (if any).

        “Floating Rate Margin” means a rate per annum equal to the amount (if any) by which the Applicable Margin exceeds 1.00%.

        “Global Administrative Agent” means JPMorgan Chase Bank, N.A. (including any office, branch or affiliate of JPMorgan Chase Bank, N.A.) in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Global Administrative Agent appointed pursuant to Article X hereof.

        “Global Borrower” means either of the U.S. Borrowers and “Global Borrowers” means, collectively, the U.S. Borrowers, in each case together with its respective successors and permitted assigns.

        “Global Rate Option” means the Eurodollar Rate or Alternate Base Rate.

        “Governmental Authority” means any nation or government, any monetary authority, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        “Guarantee” is defined in Article XII hereof.

        “Guarantor” means (i) at any time on or after the Closing Date and prior to the Guaranty Ratings Threshold Date, any of the Borrowers, (ii) any of the Finco Guarantors or (iii) any of the Opco Guarantors and “Guarantors” means (i) at any time on or after the Closing Date and prior to the Guaranty Ratings Threshold Date, each of the Borrowers, (ii) each of the Finco Guarantors and (iii) each of the Opco Guarantors and in each such case their respective successors and permitted assigns.

        “Guaranty Ratings Threshold Date” means the first date on which Harley achieves at least two of the following: (i) an issuer rating by Moody’s of A2 (with stable outlook) or better, (ii) an implied corporate credit rating by S&P of A (with stable outlook) or better and (iii) an issuer default rating by Fitch of A (with stable outlook) or better as of such date.

        “Harley” means Harley-Davidson, Inc., a Wisconsin corporation, and its successors and assigns.

        “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

        “HDCC” means Harley-Davidson Credit Corp., a Nevada corporation, and its successors and permitted assigns.

        “HDFC” means Harley-Davidson Funding Corp., a Nevada corporation, and its successors and permitted assigns.

        “HDFS” means Harley-Davidson Financial Services, Inc., a Delaware corporation, and its successors and permitted assigns.

        “HDFSI” means Harley-Davidson Financial Services International, Inc., a Delaware corporation, and its successors and permitted assigns.

        “Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

        “Indebtedness” of any Person means, without duplication, (i) any indebtedness of such Person, contingent or otherwise, (a) in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or (b) evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness); (ii) to the extent not otherwise included in clause (i) above, (a) interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (b) any Capitalized Lease Obligations, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (excluding in any event obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles), (d) Contingent Obligations and (e) net Hedging Obligations. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all uncontingent obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the Property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured (provided that if such Person has not assumed or become liable for the payment of such Indebtedness, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the Property subject to such Indebtedness). Notwithstanding the foregoing, Indebtedness shall exclude (i) obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles, (ii) all intercompany indebtedness, obligations and Contingent Obligations, all to the extent owing by and among one or more of the Companies and their Subsidiaries and (iii) all obligations under the Support Agreement or other support agreements among one or more of the Companies. The amount of Indebtedness of Harley and any Subsidiary hereunder shall be calculated without duplication of guaranty obligations of Harley or any Subsidiary in respect thereof.

        “Indemnified Matters” is defined in Section 9.6(B) hereof.

        “Indemnitees” is defined in Section 9.6(B) hereof.

        “Index” is defined in Section 2.6(b) hereof.

        “Indexed Rate Auction” is defined in Section 2.10(b)(i) hereof.

        “Information Memorandum” means the Confidential Information Memorandum dated April 2009 relating to the Borrowers and the Transactions.

        “Interest Coverage Ratio” is defined in Section 6.3(A) hereof.

        “Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months (or such other period of time as is consented to by each of the Lenders) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. For Eurodollar Rate Loans, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter (or such other period of time as is consented to by each of the Lenders); provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or other applicable) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or other applicable) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that for Eurodollar Rate Loans, if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        “IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

        “Lenders” means the lending institutions listed on the signature pages of this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.4(b), including each Syndicated Global Lender and their respective successors and assigns.

        “Lender Increase Notice” is defined in Section 2.4(b)(i) hereof.

        “Lending Installation” means, with respect to a Lender or the Global Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Global Administrative Agent.

        “LIBOR” means the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on the LIBOR Reference Page as of the applicable LIBOR Fixing Time, in the approximate amount of the pro rata share of the Global Administrative Agent (or any of its Affiliates) of the applicable Eurodollar Rate Loan, or in the case of an Indexed Rate Auction in an amount equal to $1,000,000, and, in each case, having a maturity approximately equal to the requested Interest Period or interest period; provided that, (i) if the LIBOR Reference Page is not available to the Global Administrative Agent for any reason at or about the LIBOR Fixing Time, the applicable LIBOR for the relevant Interest Period or interest period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars offered to leading banks as reported by any other generally recognized financial information service specified by the Global Administrative Agent as of the applicable LIBOR Fixing Time, and having a maturity approximately equal to such Interest Period or interest period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable LIBOR for the relevant Interest Period or interest period shall instead be the rate determined by the Global Administrative Agent to be the rate at which JPMorgan Chase Bank, N.A. offers to place deposits in Dollars with first-class banks in the London interbank market at the applicable LIBOR Fixing Time, in the approximate amount of JPMorgan Chase Bank, N.A.‘s (or any of its Affiliates) relevant Eurodollar Rate Loan or in the case of an Indexed Rate Auction in an amount equal to $1,000,000 and, in each case, having a maturity approximately equal to such Interest Period or interest period.

        “LIBOR Fixing Time” means the relevant fixing date and/or time described in Schedule I.

        “LIBOR Reference Page” means the relevant page on the relevant screen described in Schedule I, including any successor or substitute screen, as applicable, providing rate quotations comparable to those currently provided on such screen, as determined by the Global Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market in Dollars.

        “Lien” means any security interest, lien (statutory or other) or other similar charge or encumbrance of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement (excluding operating leases)).

        “Loan” means a Syndicated Global Loan or a Bid Rate Loan.

        “Loan Account” is defined in Section 2.14(E) hereof.

        “Loan Conversion Date” is defined in Section 2.2 hereof.

        “Loan Documents” means this Agreement, the Notes, the Support Agreement and all other documents, instruments and agreements executed pursuant thereto or contemplated thereby, in each case as the same may be amended, restated or otherwise modified and in effect from time to time.

        “Material Adverse Change” means any material adverse change in the business, assets, operations or financial condition of Harley and its Subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date).

        “Material Adverse Effect” means any event, development or circumstance that has had a material adverse effect on (a) the business, assets, operations or financial condition of Harley and its Subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date) or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Global Administrative Agent and the Lenders thereunder.

        “Material Domestic Opco Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary but excluding HDFS and its Subsidiaries. For the avoidance of doubt, no SPE shall be deemed to constitute a “Material Domestic Opco Subsidiary”hereunder.

        “Material Subsidiary” means, at any time, any Subsidiary of Harley with a Net Worth equal to or greater than 5% of Consolidated Net Worth of Harley or Net Income (for the period of four consecutive fiscal quarters then most recently ended) equal to or greater than 10% of Consolidated Net Income (for such period) of Harley; providedthat, if at any time the aggregate amount of Harley’s Consolidated Net Income attributable to Subsidiaries that are not Material Subsidiaries exceeds twenty-five percent (25%) of Harley’s Consolidated Net Income as of the end of any such fiscal quarter, Harley shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

        “Maturity Date” means the Termination Date; provided that if the Borrowers have given notice to the Global Administrative Agent pursuant to Section 2.2 to convert the Loans to a Term Loan, the Maturity Date shall mean the one-year anniversary of the Loan Conversion Date.

        “Moody’s” is defined in Section 2.6(b) hereof.

        “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Harley or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Harley or any ERISA Affiliate and at least one Person other than Harley and the ERISA Affiliates or (b) was so maintained and in respect of which Harley or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

        “Net Income” of any Person for any period means the net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.

        “Net Worth” of any Person means such Person’s consolidated shareholder’s equity, as shall be determined in accordance with Agreement Accounting Principles.

        “Non Pro Rata Loan” is defined in Section 8.2 hereof.

        “Non-Loan Party” means any Subsidiary of Harley that is not a Company.

        “Non-U.S. Lender” is defined in Section 3.5(iv) hereof.

        “Notes” means the Syndicated Global Notes and the Bid Rate Notes.

        “Notice of Assignment” is defined in Section 13.3(B) hereof.

        “Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Global Administrative Agent, either Arranger, any Lender, any Affiliate of any of the foregoing or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to any Borrower under this Agreement or any other Loan Document.

        “Opco Guarantor” means any Material Domestic Opco Subsidiary.

        “Opco Leverage Ratio” is defined in Section 6.3(A) hereof.

        “Other Taxes” is defined in Section 3.5 hereof.

        “Outstanding Credit Exposure” is defined in Section 2.4(b)(ii) hereof.

        “Participants” is defined in Section 13.2(A) hereof.

        “Payment Date” means the last Business Day of each calendar quarter.

        “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

        “Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by Harley or any Subsidiary of (i) all or substantially all the assets of or (ii) more than 50% of the Voting Stock in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default or Unmatured Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as Harley and the Subsidiaries or business reasonably related thereto, (c) Harley and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Global Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.3 recomputed as of the last day of the most recently ended fiscal quarter of Harley for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $20,000,000, Harley shall have delivered to the Global Administrative Agent a certificate of the chief financial officer or treasurer of Harley to such effect, together with all relevant financial information, statements and projections reasonably requested by the Global Administrative Agent, (d) in the case of an acquisition or merger involving Harley or a Subsidiary, Harley is the surviving entity of such merger and/or consolidation or the surviving entity of such merger and/or consolidation is a Subsidiary of Harley and (e) the aggregate cash consideration paid in respect of such acquisition, when taken together with the aggregate cash consideration paid in respect of all other acquisitions of the type described in this definition, does not exceed the Applicable Acquisition Basket during any fiscal year of Harley (the “Annual Permitted Acquisition Basket”). For any fiscal year of Harley, the Annual Permitted Acquisition Basket shall be increased by the unused amount of the Annual Permitted Acquisition Basket in effect as of the last day of the immediately preceding fiscal year of Harley, without giving effect to any carryover amount. Permitted Acquisitions in any fiscal year of Harley shall be deemed to use first, the Annual Permitted Acquisition Basket for such fiscal year and, second, any amount carried forward to such fiscal year pursuant to this sentence. For the avoidance of doubt any promissory notes and other noncash consideration received in connection with a Permitted Acquisition shall not count against any Annual Permitted Acquisition Basket unless and until cash payments are received in respect thereof, and upon such receipt, such cash payments shall count against the Annual Permitted Acquisition Basket applicable to the fiscal year in which such cash payments are received.

        “Permitted Finance Receivables Securitization” means any financial asset financing program or facility providing for the sale, conveyance, pledge or other transfer of Finance Receivables by any of the Companies or their respective Subsidiaries to a trust or to one or more limited purpose finance companies, special purpose entities or financial institutions or other third party investors or financiers, either directly or through one or more Subsidiaries.

        “Permitted Investmentu” means:

        (a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof (including, without limitation, deposits or other instruments that are fully insured by the Federal Deposit Insurance Corporation or another similar governmental agency);

        (b)     investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s and commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or from Moody’s;

        (c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

        (d)     fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities (without regard to maturity) described in clause (a) above, clause (c) above or clause (f) below and entered into with a financial institution satisfying the criteria described in clause (c) above;

        (e)     money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

        (f)     securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 (or long-term ratings of at least A3 or A-) from either S&P or Moody’s or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s; and

        (g)     any other investment made in accordance with Harley’s investment policy as in effect on the Closing Date (but excluding auction rate securities).

        “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.1.2 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are either (i) not overdue for a period of more than forty-five (45) days or (ii) being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real Property that do not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its present purposes; (e) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against any of the Companies or any of their Subsidiaries which do not constitute a Default under Section 7.1(f); (f) Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of the Companies or any of their Subsidiaries; (g) any interest or title of the lessor in the Property subject to any operating lease entered into by any of the Companies or any of their Subsidiaries in the ordinary course of business; (h) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by this Agreement; (i) Liens arising under any retention of title arrangements entered into in the ordinary course of business or over goods or documents of title to goods arising in the ordinary course of documentary credit transactions; (j) Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; and (k) customary rights of set off, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of business.

        “Permitted Securitization Recourse Obligations” of a Person means recourse obligations of such Person with respect to Finance Receivables sold, pledged or otherwise transferred pursuant to a Permitted Finance Receivables Securitization, if and only if such recourse obligations constitute performance guarantees and/or indemnification or repurchase obligations arising as a result of the breach by such Person of a representation, warranty or covenant in respect of such Finance Receivables or otherwise in respect of losses, costs or expenses arising as a result of such Permitted Finance Receivables Securitizations, in each case other than (A) recourse for Finance Receivables uncollectible because of bankruptcy, insolvency, lack of creditworthiness or other mere failure to pay on the part of the obligor with respect to such Finance Receivable, and (B) indemnification or repurchase obligations arising from a representation, warranty or covenant relating to the payment of any Indebtedness incurred or securities issued in connection with such Permitted Finance Receivables Securitization.

        “Person” means any natural person, corporation, firm, company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        “Plan” means a Single Employer Plan or a Multiple Employer Plan.

        “Prime Rate” shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

        “Pro Rata Share” means, with respect to any Syndicated Global Lender, the percentage obtained by dividing (A) such Syndicated Global Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Commitment at such time; provided, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Pro Rata Share” means, with respect to any Syndicated Global Lender, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Syndicated Global Lender’s Syndicated Global Loans by (B) the aggregate outstanding principal amount of all Syndicated Global Loans.

        “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        “Proposed New Lender” is defined in Section 2.4(b)(i) hereof.

        “Purchasers” is defined in Section 13.3(A) hereof.

        “Register” is defined in Section 13.3(C) hereof.

        “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        “Related Person” means each of the following: (a) Harley, (b) any Subsidiary of Harley or (c) any employee benefit plan of Harley or of any Subsidiary of Harley or any Person organized, appointed or established by Harley for or pursuant to the terms of any such plan.

        “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of contaminants through or in the air, soil, surface water or groundwater.

        “Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the applicable Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’performance of their respective obligations hereunder) whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

        “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

        “Restricted Payment” means any cash dividend or other cash distribution with respect to any Voting Stock or other equity interest in Harley or any Subsidiary of Harley, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness of, or Voting Stock or other equity interest in, Harley or any Subsidiary of Harley or any option, warrant or other right to acquire any such Indebtedness of, or Voting Stock or other equity interest in, Harley or any Subsidiary of Harley.

        “Risk-Based Capital Guidelines” is defined in Section 3.2 hereof.

        “S&P” is defined in Section 2.6(b) hereof.

        “Selling Lender” is defined in Section 2.4(b)(ii) hereof.

        “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Harley or any ERISA Affiliate and no Person other than Harley and the ERISA Affiliates or (b) was so maintained and in respect of which Harley or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

        “SPE” means a Subsidiary trust, limited purpose finance company, or special purpose entity formed for the purpose of consummation of one or more Permitted Finance Receivables Securitizations.

        “Subordinated Indebtedness” is defined in Section 6.3(A) hereof.

        “Subordinated Intercompany Indebtedness” means Indebtedness arising from intercompany loans; provided if the obligor on such Indebtedness is one or more of the Companies (whether as a primary obligor or a secondary obligor), such Indebtedness shall be subordinated to the Obligations pursuant to the subordination terms attached as Schedule II.

        “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any company, partnership, association, trust, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of Harley.

        “Support Agreement” means the Support Agreement dated as of September 26, 1996 between Harley and HDFS evidencing Harley’s agreement to support certain debts of HDFS and its Subsidiaries, together with and as supplemented by the letter agreement dated as of April 30, 2009 to the Global Administrative Agent from Harley and HDFS pursuant to which certain modifications to the above-referenced Support Agreement were agreed to for the benefit of the Global Administrative Agent and the Lenders.

        “Syndicated Global Advance” means a borrowing consisting of simultaneous Syndicated Global Loans of the same Type made to a Global Borrower by each of the Syndicated Global Lenders pursuant to Section 2.1, and in the case of Eurodollar Rate Advances, for the same Interest Period. The term “Syndicated Global Advance” shall include the Term Loan (if any).

        “Syndicated Global Advance Borrowing Notice” is defined in Section 2.6(a)hereof.

        “Syndicated Global Lender” means any Lender (or any Affiliate, branch or agency thereof) party hereto with a commitment to make Syndicated Global Loans to each Global Borrower.

        “Syndicated Global Loan” means a loan by a Syndicated Global Lender to a Global Borrower as part of a Syndicated Global Advance. The term “Syndicated Global Loan” shall include the Term Loan (if any).

        “Syndicated Global Note” means, to the extent requested, a promissory note of a Global Borrower payable to the order of any requesting Syndicated Global Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate indebtedness of such Global Borrower to such Syndicated Global Lender resulting from the Syndicated Global Loans made by such Syndicated Global Lender to such Global Borrower.

        “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

        “Tax Credit” means a credit against, relief or remission of, or repayment of any Taxes or Other Taxes.

        “Term Loan” is defined in Section 2.2 hereof.

        “Termination Date” means the earlier of (a) April 29, 2010 and (b) the date of termination of the Commitments pursuant to Section 2.4 or Section 8.1.

        “Transactions” means the execution, delivery and performance by the Companies of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

        “Transferee” is defined in Section 13.5 hereof.

        “Type” means, (a) with respect to any Syndicated Global Loan, its nature as a Base Rate Loan or Eurodollar Rate Loan, and (b) with respect to any Syndicated Global Advance, its nature as a Base Rate Advance or Eurodollar Rate Advance.

        “Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

        “U.S. Borrower” means Harley or HDFC, and “U.S. Borrowers” means, collectively, Harley and HDFC.

        “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in effect from time to time.

ARTICLE II THE CREDITS

        2.1 Syndicated Global Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Termination Date, each Syndicated Global Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Syndicated Global Loans to the Global Borrowers from time to time, in Dollars, in an amount not to exceed in the aggregate at any one time outstanding an amount equal to such Syndicated Global Lender’s Pro Rata Share of the Aggregate Commitment; provided, however

(i) that the sum of (a) the aggregate amount of the Syndicated Global Loans then outstanding and (b) the aggregate amount of the Bid Rate Loans then outstanding, shall not exceed the Aggregate Commitment;

(ii) that the aggregate outstanding amount of all Loans at any time shall not exceed the Aggregate Commitment; and

(iii) that, notwithstanding anything contained in this Agreement, the aggregate amount of all Syndicated Global Loans made by a Syndicated Global Lender shall not at any time exceed the amount of such Syndicated Global Lender’s Commitment.

        Each Syndicated Global Advance under this Section 2.1 shall consist of Syndicated Global Loans made by each Syndicated Global Lender ratably in proportion to such Syndicated Global Lender’s respective Pro Rata Share; provided that, the Global Administrative Agent may allocate any Syndicated Global Advance on a non-pro rata basis to the extent the failure to so allocate would cause a Syndicated Global Lender’s Loans to exceed such Syndicated Global Lender’s Commitment. Subject to the terms of this Agreement, each Global Borrower may borrow, repay and reborrow Syndicated Global Loans at any time prior to the Termination Date. Each Global Borrower may select, in accordance with Sections 2.6 and 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II, Global Rate Options and Interest Periods applicable to portions of the Syndicated Global Advances. On the Maturity Date, the outstanding principal balance of the Syndicated Global Loans shall be paid in full by the Global Borrowers.

        2.2 Conversion to Term Loan. If the Borrowers so elect by delivery of a written notice (the “Term Loan Conversion Notice”) to the Global Administrative Agent at least ten (10) but not more than twenty (20) days prior to the date of the Termination Date, then on the Termination Date (the “Loan Conversion Date”), but subject to the satisfaction of the conditions precedent set forth in Section 4.2 hereof, the Commitments shall be terminated and the then outstanding principal amount of the Loans shall be converted to a term loan (the “Term Loan”) which shall, in the case of each Lender, be in the amount of such Lender’s outstanding Loans on such date, and which shall be due and payable in full, together with accrued interest, on the first anniversary of the Loan Conversion Date, with any prepayment thereof to be made subject to Section 2.3; provided, that no such conversion shall occur (i) if a Default or Unmatured Default has occurred and is continuing either on the date of delivery of such Term Loan Conversion Notice or on the Loan Conversion Date or (ii) unless and until the Borrowers have paid to the Global Administrative Agent, for the ratable account of each Lender, a fee in an amount equal to 3.00% of the aggregate principal amount of the Term Loan on the Loan Conversion Date. Amounts repaid or prepaid in respect of the Term Loan following any such conversion may not be reborrowed. If such term loan conversion has not previously been completed, then on the Termination Date, the Commitments shall be terminated and all of the Loans and other Obligations shall be due and payable.

        2.3 Optional Payments of Loans. Subject to Section 3.4 and the requirements of Section 2.7, each relevant Global Borrower may (a) prepay Floating Rate Loans following irrevocable notice given to the Global Administrative Agent by such Borrower, by not later than 12:00 noon (New York time) on the date of the proposed prepayment, such notice specifying the aggregate principal amount of and the proposed date of the prepayment, and if such notice is given such Borrower shall prepay the outstanding principal amounts of the specified Floating Rate Loans comprising part of the same Syndicated Global Advance in whole or ratably in part and (b) prepay any Fixed Rate Loans following notice given to the Global Administrative Agent by such Borrower by not later than 12:00 noon (New York time) on the date that is not less than one (1) Business Day preceding the date of the proposed prepayment, such notice specifying the Syndicated Global Advance to be prepaid and the proposed date of the prepayment, and, if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the Fixed Rate Loans comprising an Advance in whole (and not in part), together with accrued interest to the date of such prepayment on the principal amount prepaid. With respect to Floating Rate Advances, each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and integral multiples of $100,000.

        2.4 Reduction/Increase of Commitments.

(a)Reduction of Commitments. Harley may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount, upon at least five (5) Business Days’ prior written notice to the Global Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of the aggregate principal amount of the outstanding Advances. All accrued and unpaid commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. The Global Administrative Agent shall promptly distribute to the relevant Lenders any notices received by it under this Section 2.4(a).

(b)Increase in Aggregate Commitment.

        (i) At any time prior to the Termination Date, Harley may request that the Aggregate Commitment be increased; provided that, (A) the Aggregate Commitment shall at no time exceed $1,200,000,000 and (B) each such request shall be in a minimum amount of at least $10,000,000. Each request shall be made in a written notice given to the Global Administrative Agent and the Lenders by Harley not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Syndicated Global Lenders shall be given the opportunity to participate in the requested increase ratably in the proportions that their respective Commitments bear to the Aggregate Commitment under this Agreement. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Syndicated Global Lender shall submit to the Global Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Global Administrative Agent being herein a “Lender Increase Notice”). Any Syndicated Global Lender which does not submit a Lender Increase Notice to the Global Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by Harley in the Commitment Increase Notice, the Global Administrative Agent and the Arrangers shall have the right, with the consent of Harley, to allocate the amount of increases necessary to meet the Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Commitment Increase Notice, not later than three (3) Business Days prior to the proposed effective date of the requested increase, Harley may notify the Global Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the consent of the Global Administrative Agent (which consent shall not be unreasonably withheld). If Harley shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then Harley shall be deemed to have reduced the amount of the Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Global Administrative Agent shall notify Harley and the Syndicated Global Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Syndicated Global Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (I) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (II) Harley, the Global Administrative Agent and each Proposed New Lender or Syndicated Global Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit E hereto, (III) counsels for the Borrowers and for the Guarantors shall have provided to the Global Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Global Administrative Agent and (IV) the Borrowers, the Guarantors and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as the Global Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Global Administrative Agent to Harley. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Commitment, the Global Administrative Agent shall notify Harley of the amount of the fee to be charged by the Lenders, and Harley may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Global Administrative Agent shall promptly advise Harley and each Syndicated Global Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(ii) For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Syndicated Global Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Syndicated Global Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to the aggregate principal amount of its Syndicated Global Loans outstanding at such time (“Outstanding Credit Exposure”) in the respective amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s Outstanding Credit Exposure shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the Aggregate Outstanding Credit Exposure. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the Aggregate Outstanding Credit Exposure purchased hereby shall equal the respective amount necessary so that, from and after such payments, each Buying Lender’s Outstanding Credit Exposure shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the aggregate of the Outstanding Credit Exposure of all the Syndicated Global Lenders (“Aggregate Outstanding Credit Exposure”). Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Global Administrative Agent. The Global Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Outstanding Credit Exposure being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Outstanding Credit Exposure, except for participations which will be reduced or extinguished (as applicable) upon payment to Selling Lender of an amount equal to the portion of the Aggregate Outstanding Credit Exposure being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender is buying such interest without recourse to the Selling Lender and has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Global Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. Harley hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by such Selling Lender in connection with the sale and assignment of any Eurodollar Rate Loan hereunder on the terms and in the manner as set forth in Section 3.4.

        2.5 Method of Borrowing Syndicated Global Advances. The Global Administrative Agent shall, promptly upon receipt of a Syndicated Global Advance Borrowing Notice, notify each Syndicated Global Lender of such Syndicated Global Advance Borrowing Notice and, not later than such time as is reasonably requested by the Global Administrative Agent on each Borrowing Date, each Syndicated Global Lender shall make available its Syndicated Global Loan or Loans, in funds immediately available to the Global Administrative Agent at its address specified pursuant hereto. The Global Administrative Agent will promptly make the funds so received from the Syndicated Global Lenders available to the relevant Global Borrower.

        2.6 Method of Selecting Types and Interest Periods; Determination of Applicable Margins.

        (a)    Method of Selecting Types and Interest Periods for Syndicated Global Advances. Each Borrower shall select the Type of Syndicated Global Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Syndicated Global Advance from time to time. Each Global Borrower shall give the applicable office of the Global Administrative Agent or its applicable Affiliate (in each case as previously directed by the Global Administrative Agent to such Global Borrower) irrevocable notice (a “Syndicated Global Advance Borrowing Notice”), at its applicable office as previously specified to such Borrower, not later than the applicable time described in Schedule I, specifying: (i) the Borrowing Date of such Advance (which shall be a Business Day); (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. There shall be no more than ten (10) Interest Periods in effect with respect to all of the Syndicated Global Advances to any one Global Borrower at any time. The Term Loan Conversion Notice will serve as the Syndicated Global Advance Borrowing Notice for the Term Loan. Each Floating Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the applicable Floating Rate, changing when and as such Floating Rate changes, plus the Floating Rate Margin. Changes in the rate of interest on that portion of any Syndicated Global Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.

        (b)       Determination of Applicable Margin, Applicable Floor and Applicable Commitment Fee Rate.

(i) Definitions. As used in this Section 2.6(b) and in this Agreement, the following terms shall have the following meanings:

“Applicable Commitment Fee Rate” means the percentage identified as the Applicable Commitment Fee Rate in, and determined by reference to, the table set forth in this clause (i)below.

“Applicable Finco” means, at any date of determination, the Finco(s) that have, with respect to any rating agency identified in this Section, the highest of the rating(s) issued by such rating agency then in effect (if any) with respect to the senior unsecured long-term debt securities without third-party credit enhancement of any of the Fincos. For the avoidance of doubt, references in this Section to the Applicable Finco’s ratings shall refer to such highest ratings.

“Applicable Floor” means the percentage identified as the Applicable Floor in, and determined by reference to, the table set forth in this clause (i) below.

“Applicable Margin” means the greater of (i) the Applicable Floor and (ii) (x) a percentage determined in accordance with the provisions of this Section 2.6(b) by reference to Harley’s or the Applicable Finco’s, as applicable, Status as established by reference to the following table, multiplied by, (y) on each Rate Set Date, the average of the Markit CDX.NA.IG Series 12 or any successor series (5 Year Period) (the “Index”) for the preceding thirty (30) business days (in respect of which the Securities Industry and Financial Markets Association declares the U.S. fixed income market to be open) as available to the applicable office of the Global Administrative Agent, or if fewer, the number of days for which the then current series is in effect; provided that in respect of the Term Loan, if any, “Applicable Margin”means the Applicable Term-Out Margin:

Percentage for Determining Applicable Margin, Applicable Floor and Applicable Commitment Fee Rate	Level I	Level II	Level III	Level IV	Level V
Applicable Margin	125%	150%	175%	200%	225%

Applicable Floor	2.00%	3.00%	3.50%	4.00%	5.00%

Applicable Commitment Fee Rate	0.25%	0.375%	0.50%	0.625%	0.875%

Applicable Term-Out Margin	7.00%	7.50%	7.50%	8.00%	8.00%

“Fitch Rating” means, at any time, the rating issued by Fitch Ratings and then in effect with respect to (i) in the case of Loans to Harley, Harley’s issuer default rating and (ii) in the case of Loans to any other Borrower, the Applicable Finco’s senior unsecured long-term debt securities without third-party credit enhancement.

“Level I Status” exists at any date if, on such date, at least two of the following ratings exist: the Moody’s Rating is A2 or better, the S&P Rating is A or better or the Fitch Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status and (ii) at least two of the following ratings exist: the Moody’s Rating is A3 or better, the S&P Rating is A- or better or the Fitch Rating is A- or better.

“Level III Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status or Level II Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa1 or better, the S&P Rating is BBB+ or better or the Fitch Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status , Level II Status or Level III Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa2 or better, the S&P Rating is BBB or better or the Fitch Rating is BBB or better.

“Level V Status” exists at any date if, on such date, the applicable Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to (i) in the case of Loans to Harley, Harley’s issuer rating and (ii) in the case of Loans to any other Borrower, the Applicable Finco’s senior unsecured long-term debt securities without third-party credit enhancement.

“Rate Set Date” means, (1) with reference to any Eurodollar Rate Loan, (i) the date on which the initial rate applicable to such Loan is set and (ii) (a) in the case of Loans with Interest Periods of 3 months or less, the date of commencement of each successive Interest Period for such Loan and (b) in the case of Loans with Interest Periods of greater than 3 months, the date which is the end of each successive 3-month period, (2) with reference to any Floating Rate Loan and the Applicable Commitment Fee Rate, the Closing Date and the first Business Day of each calendar quarter thereafter, (3) with respect to all Loans, the date on which any change in a Status occurs and (4) notwithstanding the foregoing, during such time when the Index is unavailable, as further described in Section 3.3(b).

“Relevant Loans” means (1) Eurodollar Rate Loans and (2) Eurodollar Rate Advances.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to (i) in the case of Loans to Harley, Harley’s implied corporate credit rating and (ii) in the case of Loans to any other Borrower, the Applicable Finco’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

(ii) Determination of Applicable Margin, Applicable Floor and Applicable Commitment Fee Rate. The Applicable Margin and the Applicable Floor in respect of any Loan and the Applicable Commitment Fee Rate payable under Section 2.14(C) shall be determined by reference to the table set forth in clause (i) above, as applicable, on the basis of the Status as determined from Harley’s or the Applicable Finco’s, as applicable, then-current Moody’s Rating, S&P Rating and Fitch Rating. The rating in effect on any date for the purposes of this Section is that in effect at the close of business on such date (it being understood and agreed that any change in such rating shall be effective as of the date on which such change is first announced publicly by the rating agency making such change). Except under the circumstances described in clause (iii) below, if at any time Harley has no Moody’s Rating, no S&P Rating and no Fitch Rating, Level V Status shall exist with respect to Loans to Harley. Except under the circumstances described in clause (iii) below, if at any time none of the Fincos has a Moody’s Rating, S&P Rating or Fitch Rating, Level V Status shall exist with respect to Loans to any Borrower other than Harley. If any rating agency shall change the basis on which ratings are established, each reference to Moody’s Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency. Notwithstanding the foregoing, (a) if Harley or the Applicable Finco, as applicable, is split-rated by all three rating agencies (i.e., the ratings issued by the rating agencies are at three different levels), then the intermediate level will apply, and (b) in the event that Harley or the Applicable Finco, as applicable, shall maintain ratings from only two rating agencies and they are split-rated and (x) the ratings differential is one level, then the higher level will apply and (y) the ratings differential is two levels or more, then the level next below that of the higher of the levels will apply.

(iii) Changes re. Rating Agencies. If any of Moody’s, S&P or Fitch shall cease to be in the business of rating corporate debt obligations, the Companies and the Required Lenders shall negotiate in good faith to amend this Agreement to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable ratings (in respect of determination of “Status”, the “Guaranty Ratings Threshold Date” and the “Additional Negative Covenant Period”) from such rating agency shall be determined by reference to the rating(s) most recently in effect from such rating agency prior to such cessation.

        2.7 Minimum Amount of Each Syndicated Global Advance. Each Syndicated Global Advance (other than the Term Loan) shall be in the applicable minimum amounts specified in Schedule I; provided, however, that any Base Rate Advance may be in the amount of the unused Aggregate Commitment.

        2.8 Method of Selecting Types and Interest Periods for Conversion and Continuation of Syndicated Global Advances.

        (A)    Right to Convert. The applicable Borrower may elect from time to time, subject to the provisions of Section 2.6, Section 2.7 and this Section 2.8, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided that any conversion of any Fixed Rate Advance or Fixed Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto.

        (B)    Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans of the same Type unless and until such Floating Rate Loans are converted into Fixed Rate Loans. Fixed Rate Loans shall continue as Fixed Rate Loans until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Loans shall be automatically converted into Base Rate Loans unless the applicable Borrower shall have given the Global Administrative Agent notice in accordance with Section 2.8(D) requesting that, at the end of such Interest Period, such Fixed Rate Loans continue as Fixed Rate Loans.

        (C)    No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.8(A) or Section 2.8(B), no Syndicated Global Loan may be converted into or continued as a Fixed Rate Loan except with the consent of the Required Lenders when any Default has occurred and is continuing.

        (D)    Conversion/Continuation Notice. The applicable Borrower shall give the Global Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Loan into a Fixed Rate Loan or continuation of a Fixed Rate Loan not later than the time prior to the date of the requested conversion or continuation which is consistent with the requisite time and notice required in connection with Section 2.6(a), specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Syndicated Global Loan to be converted or continued; and (3) the amounts of Fixed Rate Loan(s) into which such Syndicated Global Loan is to be converted or continued and the duration of the Interest Periods applicable thereto.

        2.9 [Reserved]

        2.10 The Bid Rate Advances. (a) Each Syndicated Global Lender severally agrees that, on the terms and conditions set forth in this Agreement, any Global Borrower may request and receive Bid Rate Advances in Dollars under this Section 2.10 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided, however, that, following the making of each Bid Rate Advance, the aggregate amount of the Advances then outstanding shall not exceed the Aggregate Commitment.

        (b) The procedures for the solicitation and acceptance of Bid Rate Loans are set forth below:

(i) The applicable Global Borrower may request a Bid Rate Advance under this Section 2.10(b) by giving the Global Administrative Agent irrevocable notice at the office and location specified by the Global Administrative Agent, in a form reasonably acceptable to the Global Administrative Agent (a “Bid Rate Advance Borrowing Notice”), specifying the date and aggregate amount of the proposed Bid Rate Advance, the maturity date for repayment of each Bid Rate Loan to be made as part of such Bid Rate Advance (which maturity date may not be earlier than, in the case of an Absolute Rate Auction, the date occurring thirty days, and in the case of an Indexed Rate Auction, the date occurring one month after the date of the related Bid Rate Advance or later than, in the case of an Absolute Rate Auction, the earlier of the day occurring 180 days after the date of such Bid Rate Advance and the Termination Date, and in the case of an Indexed Rate Auction, the earlier of the day occurring six months after the date of such Bid Rate Advance and the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such Bid Rate Advance, not later than 10:00 a.m. (New York time) (A) one Business Day prior to the date of the proposed Bid Rate Advance, if the applicable Global Borrower shall specify in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Syndicated Global Lenders shall be absolute rates per annum (such type of solicitation being an “Absolute Rate Auction”) and (B) five (5) Business Days prior to the date of the proposed Bid Rate Advance, if the applicable Global Borrower shall specify in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Syndicated Global Lenders shall be based on the Eurodollar Base Rate (such type of solicitation being an “Indexed Rate Auction”). The Global Administrative Agent shall, promptly following its receipt of a Bid Rate Advance Borrowing Notice under this Section 2.10(b), notify each Syndicated Global Lender of such request by sending such Syndicated Global Lender a copy of such Bid Rate Advance Borrowing Notice.

(ii) Each Syndicated Global Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Rate Loans to the applicable Global Borrower as part of such proposed Bid Rate Advance at a rate or rates of interest specified by such Syndicated Global Lender in its sole discretion, by notifying the Global Administrative Agent (which shall give prompt notice thereof to the applicable Global Borrower), before 11:00 a.m. (New York time) (or if such Syndicated Global Lender is the Global Administrative Agent, before 10:45 a.m. (New York time)) (A) on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) four Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction of the minimum amount and maximum amount of each Bid Rate Loan which such Syndicated Global Lender would be willing to make as part of such proposed Bid Rate Advance (which amounts may, subject to the proviso to the first sentence of Section 2.10(a), exceed such Syndicated Global Lender’s Commitment), the rate or rates of interest, in the case of an Absolute Rate Auction, or the spread or spreads with respect to the Eurodollar Base Rate, in the case of an Indexed Rate Auction, therefor and such Syndicated Global Lender’s Lending Installation with respect to such Bid Rate Loan.

(iii) The applicable Global Borrower shall, in turn, before (A) 12:00 noon (New York time) on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) 11:00 a.m. (New York time) three Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction for a Bid Rate Advance, either:

(x) cancel such Bid Rate Advance by giving the Global Administrative Agent notice to that effect; or

(y) accept, subject to Section 2.10(d), one or more of the offers made by any Syndicated Global Lender or Syndicated Global Lenders pursuant to Section 2.10(b)(ii), in its sole discretion, by giving notice to the Global Administrative Agent of the amount of each Bid Rate Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the applicable Global Borrower by the Global Administrative Agent on behalf of such Syndicated Global Lender for such Bid Rate Loan pursuant to Section 2.10(b)(ii)) to be made by each Syndicated Global Lender as part of such Bid Rate Advance, and reject any remaining offers made by Syndicated Global Lenders pursuant to Section 2.10(b)(ii) by giving the Global Administrative Agent notice to that effect.

(iv) If the applicable Global Borrower notifies the Global Administrative Agent that such Bid Rate Advance is canceled pursuant to Section 2.10(b)(iii)(x), the Global Administrative Agent shall give prompt notice thereof to the Syndicated Global Lenders and such Bid Rate Advance shall not be made.

(v) If the applicable Global Borrower accepts one or more of the offers made by any Syndicated Global Lender or Syndicated Global Lenders pursuant to Section 2.10(b)(iii)(y), the Global Administrative Agent shall in turn promptly notify (A) each Syndicated Global Lender that has made an offer as described in Section 2.10(b)(ii) of the date, and aggregate amount of such Bid Rate Advance and whether or not any offer or offers made by such Syndicated Global Lender pursuant to Section 2.10(b)(ii) have been accepted by the applicable Global Borrower and (B) each Syndicated Global Lender that is to make a Bid Rate Loan as part of such Bid Rate Advance, of the amount of each Bid Rate Loan to be made by such Syndicated Global Lender as part of such Bid Rate Advance. Each Syndicated Global Lender that is to make a Bid Rate Loan as part of such Bid Rate Advance shall, not later than 3:00 p.m. (New York time) on the date of such Bid Rate Advance specified in the notice received from the Global Administrative Agent pursuant to clause (A) of the preceding sentence, make available for the account of its Lending Installation to the Global Administrative Agent at the Lending Installation of the Global Administrative Agent most recently designated by the Global Administrative Agent for this purpose, such Syndicated Global Lender’s portion of such Bid Rate Advance, in same day funds in Dollars. Upon fulfillment of the applicable conditions set forth in Article IV and after receipt by the Global Administrative Agent of such funds, the Global Administrative Agent will make such funds available to the applicable Global Borrower at the Global Administrative Agent’s aforesaid address. Promptly after each Bid Rate Advance, the Global Administrative Agent will notify each Syndicated Global Lender of the amount of such Bid Rate Advance, the consequent Bid Rate Reduction and the dates upon which such Bid Rate Reduction commenced and will terminate.

(vi) Notwithstanding the other provisions of this Section 2.10(b), the applicable Global Borrower may elect at its own discretion to assume the responsibilities of the Global Administrative Agent in connection with the solicitation and acceptance of Bid Rate Loans as described in this section. In the event that the applicable Global Borrower makes the election described in this subsection, all notices to be given by such Borrower to the Global Administrative Agent pursuant to this Section 2.10(b) shall be given by such Borrower directly to the Global Administrative Agent and the Syndicated Global Lenders, all notices to be given by the Global Administrative Agent to the Syndicated Global Lenders pursuant to this Section 2.10(b) shall be given by such Borrower to the Syndicated Global Lenders, and all notices to be given by the Syndicated Global Lenders to the Global Administrative Agent pursuant to this Section 2.10(b) shall be given by the Syndicated Global Lenders to such Borrower and the Global Administrative Agent. In addition, any fee payable to the Global Administrative Agent in connection with the Bid Rate Loans in connection with such Bid Rate Loans solicited and accepted by any Global Borrower pursuant to this clause (vi) is hereby waived.

        (c) Each Bid Rate Advance shall be in an aggregate amount not less than $10,000,000 or an integral multiple of approximately $1,000,000 in excess thereof, and, following the making of each Bid Rate Advance, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.10(a).

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        (d) Each acceptance by the applicable Global Borrower pursuant to Section 2.10(b)(iii)(y) of the offers made in response to a Bid Rate Advance Borrowing Notice shall be treated as an acceptance of such offers in ascending order of the rates or margins, as applicable, at which the same were made but if, as a result thereof, two or more offers at the same such rate or margin would be partially accepted, then the amounts of the Bid Rate Loans in respect of which such offers are accepted shall be treated as being the amounts which bear the same proportion to one another as the respective amounts of the Bid Rate Loans so offered bear to one another but, in each case, rounded as the Global Administrative Agent (or the applicable Global Borrower in the event such Borrower runs the bid rate process under clause (b)(vi) above) may consider necessary to ensure that the amount of each such Bid Rate Loan is approximately $500,000 or an integral multiple thereof.

        (e) Within the limits and on the conditions set forth in this Section 2.10, each Global Borrower may from time to time borrow under this Section 2.10, repay pursuant to Section 2.10(f), and reborrow under this Section 2.10.

        (f) The applicable Global Borrower shall repay to the Global Administrative Agent, for the account of each Syndicated Global Lender which has made a Bid Rate Loan to it, on the maturity date of such Bid Rate Loan (such maturity date being that specified by such Borrower for repayment of such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice), or, if earlier, the acceleration of the Obligations pursuant to Section 8.1, the then unpaid principal amount of such Bid Rate Loan. No Borrower shall have the right to prepay any principal amount of any Bid Rate Loan without the consent of the applicable Syndicated Global Lender.

        (g) The applicable Global Borrower shall pay interest on the unpaid principal amount of each Bid Rate Loan made to it, from the date of such Bid Rate Loan to the date the principal amount of such Bid Rate Loan is repaid in full, at the rate of interest for such Bid Rate Loan specified by the Syndicated Global Lender making such Bid Rate Loan in the related notice submitted by such Syndicated Global Lender pursuant to Section 2.10(b)(ii), payable on the interest payment date or dates specified by such Borrower for such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice and on any date on which such Bid Rate Loan is prepaid, whether by acceleration or otherwise. In the event the term of any Bid Rate Loan shall be longer than three months, interest thereon shall be payable not less frequently than once each three-month period during such term. Unless otherwise specified in the applicable Bid Rate Advance Borrowing Notice, interest on Bid Rate Advances shall be calculated (a) for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year for Bid Rate Advances made pursuant to an Indexed Rate Auction and (b) for actual days elapsed on the basis of a 360-day year for Bid Rate Advances made pursuant to an Absolute Rate Auction.

        (h) Except as provided in clause (b)(vi) above, in connection with each Bid Rate Loan, the applicable Global Borrower shall pay to the Global Administrative Agent the fee with respect thereto set forth in the relevant fee letter dated as of even date herewith between the Borrowers, J.P. Morgan Securities Inc. and the Global Administrative Agent.

        2.11 Default Rate. Notwithstanding anything contained herein to the contrary, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Global Administrative Agent may with the consent, and shall upon the request, of the Required Lenders require that such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided herein or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Advances as provided herein.

        2.12 Method of Payment. All payments of principal, interest, and fees hereunder to the Global Administrative Agent shall be made, without setoff, deduction or counterclaim (a) at the Global Administrative Agent’s office at the applicable location at which such Advance was made in immediately available funds or at any other Lending Installation of the Global Administrative Agent specified in writing (by 11:00 a.m. (New York time) on the day before the date when due) by the Global Administrative Agent to the applicable Borrower, by 12:00 noon local time in New York, New York on the date when due and shall be made ratably among the relevant Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in Dollars in the amount borrowed and interest payable thereon shall be paid in Dollars. Notwithstanding anything in this Agreement, the obligation of any Borrower in respect of any Advance shall not be discharged by an amount paid in any currency other than Dollars or at another location other than the location designated by the Global Administrative Agent, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into Dollars and transfer to the relevant Lenders under normal banking procedure, does not yield the amount of Dollars due under the Loan Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of Dollars due under the Loan Documents, such Lender shall have an independent cause of action against the applicable Borrower(s) for the currency deficit. Each payment delivered to the Global Administrative Agent for the account of any Lender shall be delivered promptly by the Global Administrative Agent to such Lender in the same type of funds which the Global Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Global Administrative Agent from such Lender.

        2.13 Notes, Telephonic Notices. Any Lender may request that the Loans made by it each be evidenced by the applicable Notes to evidence such Lender’s Loans. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender such Note(s) for such Loans payable to the order of such Lender. Thereafter, such Loans evidenced by such Note(s) and interest thereon shall at all times be represented by one or more Notes, except to the extent that any such Lender subsequently returns any such Note for cancellation. Each Borrower authorizes the applicable Lenders and the Global Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons that the Global Administrative Agent or Lender in good faith believes to be acting on behalf of such Borrower. Each Borrower agrees to deliver promptly to the Global Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Global Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Global Administrative Agent and Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Global Administrative Agent or Lender, as applicable, shall promptly notify the Authorizing Officer who provided such confirmation of such difference.

        2.14 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Loan Accounts.

        (A)    Promise to Pay. Each Borrower unconditionally promises to pay when due the principal amount of each Loan made to it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement.

        (B)    Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Bid Rate Loan shall be payable as provided in Section 2.10(g). Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) upon repayment thereof in full, (ii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise) and (iii) if not theretofore paid in full, on demand, commencing on the first such day following the date such Obligation became payable pursuant to the terms of this Agreement or the other Loan Documents.

        (C)    Fees. The relevant Borrowers shall, or shall cause their respective Subsidiaries to, pay to the Global Administrative Agent, for the account of each relevant Lender in accordance with their Pro Rata Shares, on arrangements satisfactory to Harley and the Global Administrative Agent, a commitment fee accruing at the rate of the Applicable Commitment Fee Rate per annum from and after the date hereof until the Termination Date on the average daily unused amount of the Aggregate Commitment during a given calendar quarter calculated on the last Business Day of such calendar quarter. All such commitment fees payable under this clause (C) shall be payable quarterly in arrears on the last Business Day of each March, June, September and December occurring after the date hereof and, in addition, on the Termination Date.

        (D)    Interest and Fee Basis. Interest on all Loans (other than Base Rate Loans with respect to which interest is calculated by reference to the Alternate Base Rate) and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Base Rate Loans with respect to which interest is calculated by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received by the times and in the offices required under Section 2.12. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        (E)    Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Obligations of the Borrowers to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder.

        (F)    Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless any Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of such Borrower’s receipt of such information.

        2.15 Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions. Promptly after receipt thereof, the Global Administrative Agent will notify each relevant Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, repayment notice and Term Loan Conversion Notice received by it hereunder. The Global Administrative Agent will notify each relevant Lender of the interest rate applicable to each Fixed Rate Loan promptly upon determination of such interest rate.

        2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation reasonably selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Global Administrative Agent and Harley, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

        2.17 Non-Receipt of Funds by the Global Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Global Administrative Agent prior to the date (or time, in the case of a Floating Rate Loan) on which it is scheduled to make payment to the Global Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Global Administrative Agent for the account of the relevant Lenders, that it does not intend to make such payment, the Global Administrative Agent may assume that such payment has been made. The Global Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Global Administrative Agent, the recipient of such payment shall, on demand by the Global Administrative Agent, repay to the Global Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Global Administrative Agent until the date the Global Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan (including without limitation pursuant to Section 2.11 if applicable).

        2.18 Maturity Date. This Agreement shall be effective until the Maturity Date. Notwithstanding the termination of this Agreement on the Maturity Date, until all of the Obligations (other than contingent indemnity and reimbursement obligations, to the extent such obligations have not accrued) shall have been fully paid and satisfied and all financing arrangements under the Loan Documents among the Borrowers and the Lenders shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

ARTICLE III CHANGE IN CIRCUMSTANCES

        3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith (any of the foregoing, a “Change in Law”),

(i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding Excluded Taxes), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder; provided, that this clause (i) shall not apply with respect to any Taxes to which Section 3.5 applies, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation with respect to its Fixed Rate Loans, or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Fixed Rate Loans or reduces any amount received by any Lender or any applicable Lending Installation in connection with Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest or fee received by it, by an amount deemed material by such Lender;

        and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans or to reduce any amount received under this Agreement, then, within 15 days after receipt by the relevant Borrower of written demand by such Lender pursuant to Section 3.6, such Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

        3.2 Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans or its obligation to make Loans hereunder, then, within 15 days after receipt by the relevant Borrower of written demand by such Lender pursuant to Section 3.6, such Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements, in each case passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Supervision Entitled “International Convergence of Capital Measurement and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement and including, for the avoidance of doubt, the recommendations set out in the report entitled ‘Basel II: International Convergence of Capital Measurement and Capital Standards: A Revised Framework’, which was published by the Basel Committee on Banking Supervision on June 26, 2004 and the European Commission proposal (COM (2004) 486) of July 14, 2004.

        3.3 Availability of Types of Advances. (a) If (i) any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders with respect to Fixed Rate Advances determine that (x) deposits of a type, currency and maturity appropriate to match fund Fixed Rate Advances are not available or (y) the interest rate applicable to a Fixed Rate Advance does not accurately reflect the cost of making or maintaining such a Fixed Rate Advance, then the Global Administrative Agent shall suspend the availability of Fixed Rate Advances of the affected Type and, in the case of any occurrence set forth in clause (i), require any affected Fixed Rate Advances to be repaid or, in the case of Eurodollar Rate Loans, at the option of the applicable U.S. Borrower, converted to Base Rate Advances.

        (b) If the Index is unavailable (prior to the Loan Conversion Date, if any), (i) the Global Administrative Agent shall notify the Borrowers and the Lenders of such unavailability, (ii) the Borrowers and the Lenders shall negotiate in good faith to agree upon an alternative method for establishing the Applicable Margin, (iii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Floating Rate Advance, and (iv) the obligation of the Lenders to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended until the earlier of the time that (x) the Global Administrative Agent shall notify the Borrowers and the Lenders that the Index is available or (y) the Borrowers and the Lenders agree on an alternative method for establishing the Applicable Margin; provided that (A) with respect to Eurodollar Rate Advances and Floating Rate Advances during the period of the first 60 days after the notification by the Global Administrative Agent to the Borrowers and the Lenders of the unavailability of the Index and an alternative method for determining the Applicable Margin has not been agreed upon by the Borrowers and the Lenders, the Applicable Margin and Floating Rate Margin shall be based on an Applicable Margin and Floating Rate Margin, respectively, based on the Index in effect on the day immediately prior to the unavailability of the Index and (B) after such 60-day period if the Index remains unavailable and an alternative method for determining the Applicable Margin has not been agreed upon by the Borrowers and the Lenders, the Applicable Margin and the Floating Rate Margin, as calculated pursuant to the foregoing clause (A), shall be increased by (i) 0.25% on the first date following the expiration of such 60-day period (the “Rate Increase Date”) and (ii) an additional 0.25% on each succeeding 90-day anniversary of the Rate Increase Date, in each case so long as the Index remains unavailable and an alternative method for determining the Applicable Margin has not been agreed upon by the Borrowers and the Lenders. For the avoidance of doubt, this clause (b) shall be of no further force or effect on and after the Loan Conversion Date, if any.

        3.4 Funding Indemnification. If any payment of a Fixed Rate Advance or Bid Rate Advance occurs on a date which is not the last day of the applicable Interest Period in the case of a Fixed Rate Advance or the applicable maturity date in the case of a Bid Rate Advance, whether because of acceleration, prepayment, assignment (to the extent such assignment is effected pursuant to Section 3.8) or otherwise, or a Fixed Rate Advance or Bid Rate Advance is not made or continued on the date specified by any Borrower for any reason other than default by the Lenders, Harley and such Borrower agrees to indemnify each Lender for any loss or cost (including lost profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance or Bid Rate Advance, as the case may be.

        3.5 Taxes. (i) Unless such deduction is required by applicable law, all payments by any Borrower or any Guarantor to or for the account of any Lender or the Global Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower or any Guarantor shall be required by applicable law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Global Administrative Agent, then, except as otherwise specifically provided in this Section 3.5, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Global Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower or Guarantor, as applicable, shall make such deductions, (c) such Borrower or Guarantor, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower or Guarantor, as applicable, shall furnish to the Global Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

        (ii) In addition, except as otherwise specifically provided in this Section 3.5, each Borrower and Guarantor hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder by the relevant Borrower or Guarantor to the relevant Lender, or under any Note but excluding any such taxes, charges or levies in respect of any assignment, sale or transfer or participation by any Lender or the Global Administrative Agent or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

        (iii) Each Borrower and Guarantor hereby agree to indemnify the Global Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Global Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that each Borrower and Guarantor shall not be required to so indemnify to the extent any relevant amount is actually compensated for under any other provision of this Agreement. Payments due under this indemnification shall be made within 30 days of the date the Global Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

        (iv) At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Syndicated Global Lender, such Lender to the extent it is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will deliver to each of Harley, each Guarantor and the Global Administrative Agent (1) two duly completed copies of IRS Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (2) in the case of a Non-U.S. Lender that is fiscally transparent, a copy of IRS Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax (such certificate, an “Exemption Certificate”). Each Non-U.S. Lender further undertakes to deliver to each of Harley and the Global Administrative Agent (i) two renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Harley, any Guarantor or the Global Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Harley, the Guarantors and the Global Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        (v) For any period during which a Non-U.S. Lender has failed to provide Harley or the Guarantors with an appropriate form or Exemption Certificate pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form or Exemption Certificate originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form or Exemption Certificate required under clause (iv), above, Harley or the Guarantors shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

        (vi) [Reserved]

        (vii) [Reserved]

        (viii) [Reserved]

        (ix) [Reserved]

        (x) [Reserved]

        (xi) If a Borrower or Guarantor pays an amount under this Section 3.5, or is required to make a deduction or withholding in relation to a payment hereunder or under any Note and account for the same to the relevant tax authority, which gives or may give rise to a Tax Credit for the recipient of that payment (the “Recipient”), the Recipient shall, promptly upon utilisation or receipt of such Tax Credit, pay an amount to such Borrower or the relevant Guarantor which will leave it (after that payment) in the same after-Tax position as it would have been in had the original amount paid under this Section 3.5 (or withheld or deducted pursuant to applicable law) not been required to have been made, withheld or deducted; provided that nothing in this clause (xi) shall require any Lender to make available its tax return (or any other information relating to its taxes which it deems confidential).

        (xii) If (i) a Lender or the Global Administrative Agent assigns, transfers or sells all or any portion of its rights and/or delegates all or any portion of its obligations under this Agreement and the other Loan Documents or changes its Lending Installation for the purposes of this Agreement, and (ii) as a direct result of circumstances existing at the date of the assignment, transfer, sale, delegation or change, any Borrower or Guarantor would be obliged to pay any incremental amount under this Section 3.5, then the transferee or Lender acting through its new Lending Installation shall only be entitled to receive payment under this Section 3.5 to the same extent that the previous Lender or the Lender acting through its previous Lending Installation would have been entitled if no such transaction had taken place. If a Lender sells a participation in all or any part of its rights or obligations under this Agreement and the other Loan Documents, the participant shall only be entitled to receive payment under this Section 3.5 to the extent that the Lender selling the participation would have been entitled if no such participation had taken place.

        3.6 Mitigation; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the relevant Borrower or the Guarantors to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not materially disadvantageous to such Lender. Each Lender requiring compensation pursuant to this Article III shall notify the relevant Borrower and the Global Administrative Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation; provided that the relevant Borrower or Guarantor shall not be required to pay such amounts to the extent such amounts accrued prior to the date that is 180 days prior to the date of such notice; provided further that, if the circumstances giving rise to such amounts are retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the applicable fixed rate of interest with respect to such Loan, whether in fact that is the case or not. The obligations of the Borrowers and the Guarantors under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

        3.7 [Reserved]

        3.8 Replacement of Affected Lenders. If, any Lender requests compensation under Section 3.1 or 3.2, or if any Borrower is required to pay any additional amount pursuant to Section 3.5, or if any Lender becomes a Defaulting Lender, then Harley may, at its sole expense and effort, upon notice to such Lender and the Global Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement (other than any outstanding Bid Rate Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of an assignment to an assignee which is not a Lender, Harley shall have received the prior written consent of the Global Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Bid Rate Loans) and participations in the relevant Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Harley (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments with respect to the assignee Lender.

ARTICLE IV CONDITIONS PRECEDENT

        4.1 Initial Loans. This Agreement shall not become effective nor shall the Lenders be required to make the initial Loans unless (i) since December 31, 2008, no event, development or circumstance shall have occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or financial condition of Harley and its subsidiaries taken as a whole, (ii) the Global Administrative Agent shall have received evidence of an effective amendment to the Existing 3-Year Credit Agreement making conforming changes to the Existing 3-Year Credit Agreement to correspond with the terms of this Agreement in respect of: guarantor structure, on-going conditions to each extension of credit, definitions of material adverse change and material adverse effect, additional representations, additional and modified financial covenants, additional negative covenants, change from cross-acceleration to cross-default, provisions regarding defaulting lenders (and also to include additional provisions regarding cash collateralizing swingline exposure) and rating agency changes, definition of Alternate Base Rate and commitment fee rates and (iii) the Borrowers shall have (a) paid all fees required to be paid in connection with the execution of this Agreement, (b) furnished to the Global Administrative Agent, with sufficient copies (other than in the case of any Notes) for each of the Lenders, such documents as the Global Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit D to this Agreement, (c) obtained all governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of Harley and its Subsidiaries (including the Borrowers) and such approvals remain in full force and effect, (d) delivered to the Lenders (1) audited consolidated financial statements of Harley (on a Consolidated basis), (2) unaudited Consolidated financial statements of Harley (excluding HDFS and its Subsidiaries), (3) audited Consolidated financial statements of HDFS and its Subsidiaries (on a Consolidated basis), in the case of each of the foregoing clauses (1), (2) and (3), for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (4) financial statement projections of (A) Harley (on a Consolidated basis), (B) Harley (excluding HDFS and its Subsidiaries) and (C) HDFS and its Subsidiaries, in the case of each of the foregoing clauses (A), (B) and (C), for the 2009 fiscal year, together with key underlying assumptions in reasonable detail and (e) delivered evidence reasonably satisfactory to the Global Administrative Agent of the payment of all principal, interest, fees and premiums, if any, on all Indebtedness under the Existing Credit Agreement, and the termination of the applicable agreements relating thereto, all taking effect concurrently with the effectiveness of this Agreement; provided that any Lender hereunder which is also a “Lender” under the Existing Credit Agreement hereby waives any requirement of five (5) Business Days notice by the “Borrower(s)” under such Existing Credit Agreement prior to the reduction of the commitments thereunder and the termination thereof.

        4.2 Each Loan. No Lender shall be required to make any Loan (including the Term Loan, if any) unless on the applicable Borrowing Date:

(i) there exists no Default or Unmatured Default;

(ii) the representations and warranties contained in Article V are true and correct in all material respects as of such Borrowing Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date; provided, that the representations set forth in Sections 5.1.6 and 5.1.7 shall be deemed to be made only (1) on and as of the Closing Date, (2) on and as of each date (if any) on which the Lenders agree to extend the Termination Date (excluding, for the avoidance of doubt, consummation of the conversion to the Term Loan pursuant to Section 2.2) and (3) on and as of the effective date of any increase in the Commitments (if any); and

(iii) at any time prior to the Guaranty Ratings Threshold Date, Harley is in compliance with the Opco Leverage Ratio on the date of, and after giving effect (including pro forma effect) to, the making of such Loan and the use of proceeds thereof.

        Each Borrowing Notice with respect to each Loan or Advance shall (i) constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(i) and (ii) will have been satisfied as of the date of such Loan or Advance and (ii) include calculations reasonably satisfactory to the Global Administrative Agent demonstrating compliance with the condition set forth in Section 4.2(iii) in respect of a Borrowing Notice prior to the Guaranty Ratings Threshold Date.

ARTICLE V REPRESENTATIONS AND WARRANTIES

        5.1 Representations and Warranties. Each of the Companies represents and warrants to the Lenders and the Global Administrative Agent as follows as of the Closing Date and thereafter on each date as and to the extent required by Section 4.2:

        5.1.1 Corporate Existence and Standing. Each of the Companies and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

        5.1.2 Corporate Power and Authority; No Conflict. The execution, delivery and performance by each of the Companies of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Company’s charter or by-laws or (ii) law or any indenture or other agreement evidencing debt for borrowed money in an outstanding principal balance in excess of $10,000,000 or any material contractual restriction binding on or affecting any Company.

        5.1.3 No Authorization or Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required as a condition to the due execution, delivery and performance by the Companies of this Agreement or the other Loan Documents to be delivered by it.

        5.1.4 Execution, Delivery and Enforceability. This Agreement has been, and each of the other Loan Documents to be delivered by each Company when delivered hereunder will have been, duly executed and delivered by such Company. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Company enforceable against such Company in accordance with their respective terms (subject to the effect of bankruptcy and other similar laws affecting creditors’ rights generally and general principles of equity).

        5.1.5 Financial Statements. The Consolidated balance sheet of Harley and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flows of Harley and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst &Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of Harley and its Subsidiaries as at such dates and the Consolidated results of the operations of Harley and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied.

        5.1.6 Material Adverse Change. Since December 31, 2008, there has been no Material Adverse Change.

        5.1.7 Litigation. There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting Harley or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

        5.1.8 Regulation U. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U.

        5.1.9 Investment Company Status. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

        5.1.10 Disclosure. The Companies have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Information Memorandum and the other reports, financial statements, certificates or other information furnished by or on behalf of the Companies or any Subsidiary to the Global Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), collectively and taken as a whole, did not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which statements are made; provided that, with respect to projected financial information contained therein, the Companies represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved).

        5.1.11 No Default. No Unmatured Default or Default has occurred and is continuing.

ARTICLE VI COVENANTS

        6.1 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Company will:

        6.1.1 Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, in each case the violation of which would have a Material Adverse Effect.

        6.1.2 Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its Property and (ii) all lawful claims that, if unpaid, would by law become a Lien upon its Property (other than Liens of the type described in clause (b) of the definition of “Permitted Liens”); provided, however, that neither Harley nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Agreement Accounting Principles, unless and until any Lien resulting therefrom attaches to its Property and becomes enforceable against its other creditors.

        6.1.3 Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Harley or such Subsidiary operates; provided, however, that Harley and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which Harley or such Subsidiary operates and to the extent consistent with prudent business practice.

        6.1.4 Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that Harley and such Subsidiaries may consummate any transaction permitted under Section 6.2.3 and providedfurther that neither Harley nor any of its Material Subsidiaries shall be required to preserve any right or franchise if Harley or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Harley or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Harley, such Subsidiary or the Lenders.

        6.1.5 Visitation Rights. At any reasonable time and from time to time and (so long as no Unmatured Default has occurred and is continuing) upon reasonable notice, permit the Global Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Harley and any of its Material Subsidiaries, and to discuss the affairs, finances and accounts of Harley and any of its Material Subsidiaries with any of their officers and with their independent certified public accountants; provided that unless an Unmatured Default has occurred and is continuing, Harley shall only be required to reimburse the Global Administrative Agent and each Lender for the expenses incurred by the Global Administrative Agent and each Lender for one such examination and visit by the Global Administrative Agent and each Lender in any calendar year.

        6.1.6 Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries, in all material respects, shall be made of all financial transactions and the assets and business of Harley and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

        6.1.7 Maintenance of Properties, Etc. Maintain and preserve, and cause its Material Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.1.8 Transactions with Affiliates. Conduct, and cause its Material Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates other than Harley or a wholly-owned Subsidiary of Harley on terms that are fair and reasonable and no less favorable to such Company or its Material Subsidiaries, as applicable, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing shall not restrict or otherwise prohibit transactions between or among Harley and its Subsidiaries (to the extent Harley owns, directly or indirectly, at least 90% of the equity interests in each such Subsidiary) and not involving any other Affiliate.

        6.1.9 Reporting Requirements. Furnish to the Global Administrative Agent:

(a) as soon as available and in any event no later than the date which is the earlier of (i) sixty (60) days after the end of each of the first three quarters of each fiscal year of Harley and (ii) the date the Quarterly Report on Form 10-Q for such quarter of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, the Consolidated balance sheet of Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such quarter and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to the absence of footnotes and to year-end audit adjustments) by the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer or treasurer of Harley as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;

(b) as soon as available and in any event no later than the date which is the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of Harley and (ii) the date the Annual Report on Form 10-K for such fiscal year of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, a copy of the annual audit report for such year for Harley and its Subsidiaries, containing the Consolidated balance sheet of Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such fiscal year and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for such fiscal year, and in each case accompanied by an opinion ((1) without a “going concern” or like qualification or like exception and (2) other than a qualification permitted by the Commission regarding the internal controls of a company acquired during such period pursuant to a material acquisition by Harley or any Subsidiary, without any qualification or exception as to the scope of such audit) acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;

(c) as soon as possible and in any event within five (5) Business Days after an executive officer of Harley knows or should have known of the occurrence of each Default or Unmatured Default continuing, a statement of the chief financial officer or treasurer of Harley setting forth details of such Default or Unmatured Default and the action that Harley has taken and proposes to take with respect thereto;

(d) promptly after the sending or filing thereof, copies of all reports that Harley sends to any of its securityholders as such, and copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) that Harley or any Subsidiary files with the Commission or any national securities exchange, excluding any of the foregoing to the extent related solely to a Permitted Finance Receivables Securitization (unless such report constitutes a notice of default or acceleration);

(e) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Harley or any of its Subsidiaries of the type described in Section 5.1.7(ii); and

(f) such other information respecting Harley or any of its Subsidiaries as any Lender through the Global Administrative Agent may from time to time reasonably request.

Financial statements (other than the certificate of the chief financial officer or the treasurer) required to be delivered pursuant to clauses (a), (b) and (d) of this Section 6.1.9 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such financial statements are filed for public availability on the Commission’s Electronic Data Gathering and Retrieval System; provided that Harley shall notify (which may be by facsimile or electronic mail) the Global Administrative Agent of the filing of any such financial statements.

        6.1.10 Use of Proceeds. Each Borrower shall use the proceeds of the Loans to provide funds for the working capital needs and other general corporate purposes of such Borrower and its Subsidiaries and to repay outstanding Indebtedness (including, without limitation, maturing commercial paper of a U.S. Borrower).

        6.1.11 Opco Guarantors.

(a)Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Global Administrative Agent) after any Person becomes a Material Subsidiary (based on Harley’s financial position and results as of the end of the most recently ended fiscal quarter but giving effect on a pro forma basis to such Person becoming a Material Subsidiary), Harley shall provide the Global Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Person that is a Material Domestic Opco Subsidiary to deliver to the Global Administrative Agent a Joinder Agreement in substantially the form of Exhibit F (a “Joinder Agreement”) pursuant to which such Material Domestic Opco Subsidiary agrees to be bound by the terms and provisions of the Guarantee, such Joinder Agreement to be accompanied by appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to such Material Subsidiary for certain matters consistent with the matters covered in the inside counsel opinion delivered on the Closing Date) in form and substance reasonably satisfactory to the Global Administrative Agent and its counsel.

        (b)Release. If any Opco Guarantor ceases to be a Material Domestic Opco Subsidiary (based on Harley’s financial position and results as of the end of the most recently ended fiscal quarter but giving effect on a pro forma basis to such Person ceasing to be a Material Subsidiary), Harley may provide the Global Administrative Agent with written notice thereof, and, upon receipt by the Global Administrative Agent of such notice, such Domestic Subsidiary shall no longer be an Opco Guarantor and shall be automatically released from the Guarantee and its obligations thereunder shall be terminated; provided that if such Domestic Subsidiary shall subsequently become a Material Domestic Opco Subsidiary, such Domestic Subsidiary shall continue to be subject to the guarantor requirements of subsection (a) above, if applicable. If all or substantially all (but in any event greater than 50%) of the assets of, or all of the equity interests owned by Harley and/or its Subsidiaries in, a Material Domestic Opco Subsidiary are being sold, transferred or otherwise disposed of pursuant to a transaction permitted by this Agreement, then, upon the consummation of such transaction, such Domestic Subsidiary shall no longer be an Opco Guarantor and shall be automatically released from the Guarantee and its obligations thereunder shall be terminated.

        6.2 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Companies will not:

        6.2.1 Subsidiary Indebtedness. Permit any Material Subsidiaries (excluding HDFS and HDFC) to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) the Obligations and any other Indebtedness created under the Loan Documents;

(b) Indebtedness existing or contemplated on the Closing Date and set forth on Schedule 6.2.1(b) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type to the extent that such extension, renewal or replacement does not increase the principal amount thereof;

(c) Indebtedness of any Subsidiary of Harley incurred pursuant to any Permitted Finance Receivables Securitization (including, without limitation, any Permitted Securitization Recourse Obligations);

(d) Indebtedness of any Subsidiary of Harley to any Company or any other Subsidiary of Harley; provided that Indebtedness of any Non-Loan Party to any Company shall be subject to the limitations set forth in Section 6.2.9(e);

(e) Indebtedness subject to a Lien permitted to secure such Indebtedness pursuant to Section 6.2.2;

(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(g) guarantees in respect of Indebtedness of Harley or any Subsidiary of Harley that is otherwise permitted hereunder;

(h) Indebtedness arising under capitalized leases and purchase money obligations, in each case to finance the purchase, repair or improvement of fixed or capital assets, and extensions, renewals and replacements thereof, provided that any Lien in respect thereof shall be subject to the proviso in Section 6.2.2(b);

(i) Indebtedness assumed in connection with any acquisition permitted under this Agreement (or, to the extent the principal amount thereof does not exceed the Indebtedness refinanced or replaced, Indebtedness incurred to refinance or replace any Indebtedness that would otherwise be assumed in connection with such an acquisition, but otherwise excluding Indebtedness incurred in contemplation of such an acquisition) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type to the extent that such extension, renewal or replacement does not increase the principal amount thereof;

(j) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(k) Indebtedness consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of equity interests to the extent not prohibited by Section 6.2.10;

(l) Indebtedness incurred in connection with acquisitions or dispositions permitted under this Agreement constituting indemnification obligations or the adjustment of the purchase price or similar adjustments;

(m) Indebtedness under deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions permitted under this Agreement;

(n) Indebtedness incurred in respect of cash management services, netting services, overdraft protection (so long as such overdraft is not outstanding for a period of more than two (2) Business Days) and similar arrangements, in each case in the ordinary course of business;

(o) Indebtedness consisting of take-or-pay obligations contained in supply or similar arrangements in the ordinary course of business;

(p) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(q) obligations in respect of performance and surety, stay, customs, appeal and performance bonds and performance and completion guarantees or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;

(r) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(s) unsecured Indebtedness of H-D Varese Holding Co. S.r.l. and its Subsidiaries (including successors and assigns) in an aggregate principal amount not exceeding €200,000,000 at any time outstanding;

(t) unsecured Indebtedness of Harley-Davidson Financial Services Canada, Inc. and its Subsidiaries (including successors and assigns) in an aggregate principal amount not exceeding $300,000,000 at any time outstanding;

(u) Subordinated Indebtedness and Subordinated Intercompany Indebtedness; and

(v) unsecured Indebtedness not otherwise permitted under this Section 6.2.1 in an aggregate principal amount not exceeding $60,000,000 at any time outstanding.

        6.2.2 Liens, Etc. Create or suffer to exist, or permit any Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for security purposes, or permit any Material Subsidiaries to assign for security purposes, any right to receive income, other than:

(a) Permitted Liens;

(b) purchase money Liens upon or in any real Property or goods acquired or held by any of the Companies or any Material Subsidiary in the ordinary course of business to secure the purchase price of such Property or goods or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such real Property or goods, or Liens existing on such real Property or goods at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such Property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real Property or goods being acquired (and related Property), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced (it being understood that individual financings permitted by this subsection provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted under this subsection); provided, further that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (b) shall not exceed $60,000,000 (for the purposes of this Section 6.2.2(b), “goods” has the meaning set forth in Section 9-102(44) of the Uniform Commercial Code as in effect in the State of New York);

(c) the Liens existing on the Closing Date and described on Schedule 6.2.2(c) hereto;

(d) Liens on (or assignments of) Property of a Person existing at the time such Person is merged into or consolidated with any of the Companies or any Material Subsidiary of any of the Companies or becomes a Material Subsidiary of any of the Companies; provided that such Liens or assignments were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with any of the Companies or such Subsidiary or acquired by any of the Companies or such Subsidiary;

(e) other Liens or assignments securing Indebtedness and other obligations in an aggregate principal amount not to exceed $60,000,000 at any time outstanding;

(f) Liens (A) consisting of sales, assignments, pledges or other transfers of Finance Receivables in connection with a Permitted Finance Receivables Securitization, and (B) on Finance Receivables and on any interest in Finance Receivables retained by Harley or any of its Subsidiaries (including a Finance Receivables Subsidiary), whether directly or through the ownership of a certificate or other interest in another Person, provided to secure Permitted Securitization Recourse Obligations of Harley or any of its Subsidiaries;

(g) the replacement, extension or renewal of any Lien or assignment permitted by clause (c) or (d) above upon or in the same Property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness or other obligation secured thereby;

(h) Liens incurred in connection with sale and leaseback transactions securing assets or other Property with a value of not in excess of 5% of the Consolidated shareholders’ equity of Harley as shown on the most recent annual Consolidated financial statements of Harley; and

(i) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.2.2.

        6.2.3 Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Subsidiary (other than any Company) may merge or consolidate with or into, or transfer, convey or dispose of assets to, any other Subsidiary, (ii) any of the Companies and any Material Subsidiary may merge into or transfer, convey or dispose of assets to any of the Companies, (iii) Harley may merge into a wholly-owned Subsidiary that has no material assets or liabilities for the sole purpose of changing the state of incorporation of Harley if the surviving corporation shall expressly assume the liabilities of Harley under this Agreement and the other Loan Documents and (iv) any Guarantor may merge or consolidate with a Person (other than a Borrower) in a transaction in which such Guarantor is the surviving entity; provided, in each case, that no Unmatured Default shall have occurred and be continuing at the time of such proposed transaction or would result after giving effect thereto and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries in respect of dispositions of inventory, cash or obsolete, used or surplus equipment or other Property in the ordinary course of business or in respect of any Permitted Finance Receivables Securitization and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries from selling or disposing of any Property located in the City of Franklin or on Capitol Drive, in Wisconsin, in connection with the restructuring contemplated in the Form 8-K of Harley dated January 21, 2009.

        6.2.4 Accounting Changes. Make or permit, or permit any of its Material Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

        6.2.5 Changes in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business of Harley and its Subsidiaries taken as a whole as carried on at the date hereof.

        6.2.6 Margin Regulations. Permit more than 25% of the “value” (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) of the assets of Harley and its Subsidiaries, both before and after giving effect to any Advance hereunder, to constitute “margin stock” as defined in Regulations T, U and X issued by the Board of Governors of the Federal Reserve System.

        6.2.7 Amendments to Support Agreement. Allow or suffer to exist any amendment, supplement or other modification to the Support Agreement (if the foregoing adversely affects, or could reasonably be expected to adversely affect, the Lenders but in no event shall any amendment reduce, or effectively reduce, the amount of support under the Support Agreement) without the prior written consent of the Required Lenders.

        6.2.8 Restrictive Agreements. Enter into, incur or permit to exist, or permit any of its Material Subsidiaries to, enter into, incur or permit to exist, any agreement or other arrangement (excluding financial covenants under agreements evidencing Indebtedness permitted hereunder) that prohibits, restricts or imposes any condition upon (a) the ability of Harley or any of its Material Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Material Subsidiary of Harley to pay cash dividends or other cash distributions with respect to holders of its Voting Stock or to make or repay loans or advances to Harley or any other Subsidiary of Harley or to guarantee Indebtedness of Harley or any other Subsidiary of Harley; providedthat (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Finance Receivables Securitization, or the sale of a Subsidiary (or its assets) pending such sale provided such restrictions and conditions apply only to the Subsidiary (or its assets) that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to any agreement in effect (A) on the date hereof and set forth on Schedule 6.2.8 or (B) at the time a Person becomes a Material Subsidiary of Harley, so long as such agreement was not entered into in contemplation thereof, in each case as amended from time to time and including any renewal, extension, refinancing or replacement thereof to the extent that such renewal, extension, refinancing or replacement does not contain any restriction or condition of the type prohibited by this Section 6.2.8 which is more restrictive or onerous in any material respect on Harley or any of its Material Subsidiaries than the original restrictions and/or conditions of the type prohibited by this Section 6.2.8contained in such original agreement or other arrangement.

        6.2.9 Investments, Loans, Advances, Guarantees and Acquisitions. At any time during the Additional Negative Covenant Period, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Harley prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, or make or permit to exist any investment or any other similar interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of related transactions) any Person or any assets of any other Person constituting a business unit, or permit any of its Material Subsidiaries to take any of the foregoing actions, except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

(c) investments of Harley and its Material Subsidiaries existing on the date hereof and set forth on Schedule 6.2.9(c) or, with respect to any Additional Negative Covenant Period, as of the commencement thereof, and any modification, replacement, renewal or extension thereof; provided that the amount of the original investment, loan, advance or guarantee is not increased except by the terms thereof or as otherwise not prohibited by this Section 6.2.9;

(d) investments by Harley and its Subsidiaries existing on the date hereof or, with respect to any Additional Negative Covenant Period, as of the commencement thereof, in the capital stock of Harley’s Subsidiaries;

(e) investments, loans, advances or capital contributions made by the Borrowers in or to any of their respective Subsidiaries and made by any of their respective Subsidiaries in or to a Borrower or any other Subsidiary of a Borrower (provided that (i) not more than an aggregate amount of $15,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, at any time, by the Companies to Subsidiaries of the Borrowers which are Non-Loan Parties and (ii) for the avoidance of doubt, the foregoing clause (i) shall not restrict or otherwise prohibit accounts payable and/or accounts receivable arising from intercompany sales and transfers in the ordinary course of business substantially consistent with past practice in connection with the manufacture, sale and distribution of motorcycles and related products and services and/or the allocation of payroll expenses among Harley and its Subsidiaries in the ordinary course of business substantially consistent with past practice);

(f) guarantees constituting Indebtedness permitted by Section 6.2.1;

(g) loans or advances to directors, officers, members of management and employees and consultants in the ordinary course of business for business-related travel, entertainment, relocation and other ordinary business purposes, and in connection with the purchase by any such person (or such person’s estate, heirs, family members, spouse or former spouse) of equity interests of Harley to the extent not prohibited by Section 6.2.10;

(h) investments, loans and advances consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including, without limitation, with respect to intercompany transactions), and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(i) promissory notes and other noncash consideration received in connection with dispositions permitted under this Agreement;

(j) investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Persons arising in the ordinary course of business and upon foreclosure with respect to any secured investment, loan or advance or other transfer of title with respect to any secured investment, loan or advance;

(k) advances of payroll payments to employees in the ordinary course of business;

(l) guarantees of leases entered into by Harley or any Subsidiary of Harley in the ordinary course of business;

(m) investments in the ordinary course of business consisting of endorsements for collection or deposit;

(n) investments consisting of Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(o) investments consisting of operating deposit accounts maintained in the ordinary course of business and consistent with the past practice of Harley and its Subsidiaries;

(p) investments in respect of the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of Harley and its Subsidiaries;

(q) any investment in a trust or one or more limited purpose finance companies or special purpose entities in connection with a Permitted Finance Receivables Securitization or any investment by such a Person in any other Person in connection with a Permitted Finance Receivables Securitization, including investments of funds held in accounts permitted or required by the arrangements governing the securitization financing or any related Indebtedness; provided that any material investment in such a trust or one or more limited purpose finance companies or special purpose entities is in the form of a note, contribution of additional Finance Receivables and/or equity investments; and

(r) any other investment, loan or advance (other than acquisitions) so long as, after giving effect thereto, the aggregate amount of all such investments, loans and advances does not exceed the Applicable Investment Basket during the term of this Agreement.

        For the avoidance of doubt, at any time that the Additional Negative Covenant Period is not in effect, the covenant contained in this Section 6.2.9 shall not be applicable to or binding upon Harley or any of its Subsidiaries, and any Default or Unmatured Default existing as of the expiration of an Additional Negative Covenant Period solely by virtue of noncompliance with this Section 6.2.9 shall automatically cease to exist. Furthermore, to the extent that any investment, loan or advance is made other than during the Additional Negative Covenant Period, such investment, loan or advance shall continue to be permitted hereunder and shall not count against the limitation set forth in clause (r) above during the Additional Negative Covenant Period.

        For purposes of this Section 6.2.9, the amount of any (i) capital contribution shall be the amount thereof (determined, in the case of a non-cash capital contribution, based upon the fair market value of the contributed property on the date of such contribution as reasonably determined by Harley), reduced by the amount of any cash equity return thereon, (ii) loan or advance shall be the amount thereof, reduced by cash repayments thereof and (iii) guarantee shall be the reasonably anticipated liability in respect thereof at the time of determination.

        6.2.10 Restricted Payments. At any time during the Additional Negative Covenant Period, declare or make, or agree to pay or make, or permit any of its Material Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Harley may declare and pay dividends with respect to its Voting Stock payable solely in additional shares of its common stock, (b) Subsidiaries of Harley may declare and pay dividends ratably with respect to their Voting Stock, (c) the Companies may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Harley and its Subsidiaries, (d) Harley may declare and pay regularly scheduled ordinary dividends not in excess of the amount authorized by Harley’s board of directors as of the Closing Date and (e) Harley and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing when such Restricted Payment is declared or would arise as a result (including after giving pro forma effect thereto) thereof and the aggregate amount of all such Restricted Payments during any fiscal year of Harley does not exceed $10,000,000 (the “Annual Permitted Restricted Payment Basket”). For any fiscal year of Harley, the Annual Permitted Restricted Payment Basket shall be increased by the unused amount of the Annual Permitted Restricted Payment Basket during the immediately preceding fiscal year of Harley, without giving effect to any carryover amount. Restricted Payments in any fiscal year of Harley shall be deemed to use first, the Annual Permitted Restricted Payment Basket for such fiscal year and, second, any amount carried forward to such fiscal year pursuant to this sentence.

        For the avoidance of doubt, at any time that the Additional Negative Covenant Period is not in effect, the covenant contained in this Section 6.2.10 shall not be applicable to or binding upon Harley or any of its Subsidiaries, and any Default or Unmatured Default existing as of the expiration of an Additional Negative Covenant Period solely by virtue of noncompliance with this Section 6.2.10 shall automatically cease to exist. Furthermore, to the extent that any Restricted Payment is made other than during the Additional Negative Covenant Period, such Restricted Payment shall continue to be permitted hereunder and shall not count against the Annual Permitted Restricted Payment Basket during the Additional Negative Covenant Period.

        6.3 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Companies shall comply with the following:

        (A)    Defined Terms for Financial Covenants. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

“Consolidated EBITDA” means, for any period, net income (or net loss) of Harley and its Consolidated Subsidiaries in accordance with Agreement Accounting Principles plusthe sum of (a) Consolidated Interest Expense, (b) taxes on or measured by income (including franchise taxes imposed in lieu of income taxes), (c) depreciation expense, (d) amortization expense, (e) non-recurring cash restructuring expenses not to exceed an aggregate amount of $50,000,000 in any period of four consecutive fiscal quarters and (f) other non-cash or extraordinary charges minus (g) any cash payments made during such period in respect of any non-cash charges previously added back to Consolidated EBITDA in accordance with the foregoing clause (f) and paid subsequent to the fiscal quarter in which such non-cash charge was incurred, in each case determined in accordance with Agreement Accounting Principles for such period. For the purposes of calculating Consolidated EBITDA for any period, if during such period Harley or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such period.

“Consolidated Equity” means and refers to, as of the end of any period of determination, the sum, without duplication, of (i) Consolidated Tangible Net Worth of HDFS, (ii) preferred stock and (iii) Subordinated Indebtedness.

“Consolidated Finco Debt” means, at any time, all Indebtedness of HDFS and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of HDFS in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts (i) Subordinated Indebtedness and (ii) Subordinated Intercompany Indebtedness.

“Consolidated Interest Expense” means, with respect to Harley and its Consolidated Subsidiaries for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with Agreement Accounting Principles for the relevant period ended on such date and including interest expense for the relevant period that has been capitalized on the balance sheet.

“Consolidated Opco Debt” means, at any time, all Indebtedness of Harley and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of Harley (but excluding HDFS and its Subsidiaries) in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts intercompany Indebtedness.

“Consolidated Tangible Net Worth” of HDFS means its consolidated shareholder’s equity net of intangible assets, as shall be determined in accordance with Agreement Accounting Principles.

“Finco Leverage Ratio” means the ratio of (a) Consolidated Finco Debt to (b) Consolidated Equity.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Opco Leverage Ratio” means the ratio of (a) Consolidated Opco Debt to (b) Consolidated EBITDA.

“Subordinated Indebtedness” means Indebtedness of Harley or its Subsidiaries, whether direct or indirect, to non-affiliated Persons which is subordinated to the Obligations on a basis acceptable to the Global Administrative Agent.

        (B) Minimum Consolidated Tangible Net Worth. HDFS will, as of the end of any fiscal month, maintain a minimum Consolidated Tangible Net Worth of $500,000,000.

        (C) Maximum Finco Leverage Ratio. The Companies shall not permit the Finco Leverage Ratio, as of the end of any fiscal month, to exceed 10.00 to 1.00.

        (D) Maximum Opco Leverage Ratio. The Companies shall not permit the Opco Leverage Ratio, as of the end of any fiscal quarter ending prior to the Guaranty Ratings Threshold Date, to exceed 2.75 to 1.00. For the avoidance of doubt, on and after the Guaranty Ratings Threshold Date, the covenant contained in this Section 6.3(D) shall not be applicable to or binding upon Harley or any of its Subsidiaries, and any Default or Unmatured Default existing as of the Guaranty Ratings Threshold Date solely by virtue of noncompliance with this Section 6.3(D) shall automatically cease to exist.

        (E) Minimum Interest Coverage Ratio. Harley shall not permit its Interest Coverage Ratio, as of the end of any fiscal quarter for the period of four consecutive fiscal quarters then ended, to be less than 2.50 to 1.00.

ARTICLE VII DEFAULTS

        7.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(a) Failure to Make Payments When Due. Any Borrower (i) shall fail to pay any principal of any Advance when the same becomes due and payable or (ii) shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any other Loan Document within five (5) Business Days after the same becomes due and payable.

(b)Breach of Representation or Warranty. Any representation or warranty made by any Company herein or by any Company (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made.

(c) Breach of Certain Covenants. (i) Any of the Companies shall fail to perform or observe any term, covenant or agreement under Section 6.1.4, 6.1.5, 6.1.9, 6.1.11, 6.2, or 6.3 or (ii) any of the Companies shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the applicable Company by the Global Administrative Agent or any Lender.

(d) Default as to Other Indebtedness. (i) Any Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness owed to any Borrower or any Material Subsidiaries) that is outstanding in a principal or net amount of at least $60,000,000 in the aggregate (but excluding (1) Indebtedness outstanding hereunder and (2) Indebtedness under a Permitted Finance Receivables Securitization) of such Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) or any event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness (including, for the avoidance of doubt, such Indebtedness under a Permitted Finance Receivables Securitization to the extent such Indebtedness appears as a liability or indebtedness on the balance sheet of any Borrower or any Material Subsidiary in accordance with Agreement Accounting Principles – “Balance Sheet ABS Debt”) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to enable or permit the holder or holders of any such Indebtedness to cause such Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity date; or any such Indebtedness (including Balance Sheet ABS Debt) shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness (including Balance Sheet ABS Debt) shall be required to be made, in each case prior to the stated maturity thereof.

(e) Bankruptcy Events, Etc. Any Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or any such Borrower or any such Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 7.1(e).

(f) Monetary Judgments. Judgments or orders for the payment of money in excess of $60,000,000 in the aggregate shall be rendered against any Borrower or any Material Subsidiary with respect to which (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be a Default or included in the calculation of the aggregate amount of judgments or orders under this Section 7.1(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

(g) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Borrower or any Material Subsidiary that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h) Change of Control. A Change of Control shall occur.

(i) ERISA. Harley or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $60,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Harley or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan.

(j) Guaranty Default. Unless a Guarantor has merged or consolidated with another Company as permitted under Section 6.2.3, any Guarantor shall terminate, revoke, refuse to perform or otherwise breach any of its guaranty and other obligations contained in Article XII, or such guaranty shall otherwise become unenforceable for any reason.

(k) Support Agreement Default. Harley shall terminate, revoke, refuse to perform or otherwise breach any of its obligations contained in the Support Agreement or such Support Agreement or any part thereof shall terminate or otherwise become unenforceable for any reason.

        A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 8.3.

ARTICLE VIII ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

        8.1 Remedies

(a) Termination of Commitments; Acceleration. If any Default described in Section 7.1(e) occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Global Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may (i) terminate the obligations of the Lenders to make Loans hereunder or (ii) declare the Obligations to be due and payable, or both, and upon any declaration under clause (ii), the Commitments shall terminate and the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives.

(b) Rescission. If, at any time after termination of the Lenders’ obligations to make Loans but before acceleration of the maturity of the Loans, the relevant Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Unmatured Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 8.3, then upon the written consent of the Required Lenders and written notice to Harley, the termination of Lenders’ respective obligations to make Loans or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or Unmatured Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or any acceleration hereunder, even if the conditions set forth herein are met.

        8.2 Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Syndicated Global Advance requested or deemed requested by the applicable Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”) or any Lender otherwise becomes a Defaulting Lender, until the earlier of such Lender’s cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Global Administrative Agent by any Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the applicable Borrower by the Global Administrative Agent (“Cure Loans”) on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(i) the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.8;

(ii) any Defaulting Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Syndicated Global Advance at such time as an amount equal to such Defaulting Lender’s original Pro Rata Share of the requested principal portion of such Advance is fully funded to the applicable Borrower, whether made by such Defaulting Lender itself or by operation of the terms of this Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii) amounts advanced to any Borrower to cure, in full or in part, any such Defaulting Lender’s failure to fund its Pro Rata Share of any Syndicated Global Advance shall bear interest at the rate applicable to Syndicated Global Loans which are Base Rate Loans, in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;

(iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of any Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans;

(v) for so long as and until the earlier of any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender and the termination of the Commitments, the term “Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and

(vi) for so long as and until any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees with respect to its Commitment, which fees shall accrue in favor of the Lenders which are not Defaulting Lenders and shall be allocated among such Lenders ratably based upon their relative Commitments.

        8.3 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Global Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(i) postpone or extend the Termination Date (excluding, for the avoidance of doubt, the consummation of the conversion to the Term Loan as contemplated by Section 2.2), the Maturity Date or any other date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof);

(ii) reduce the principal amount of any Loans, or reduce the rate or extend the time of payment of interest or fees thereon or other amounts payable hereunder;

(iii) reduce the percentage specified in the definition of Required Lenders or any other percentage or number of Lenders specified to be the applicable percentage or number in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”;

(iv) increase the amount of the Commitment of any Syndicated Global Lender or increase any Lender’s Pro Rata Share;

(v) permit any Borrower to assign its rights under this Agreement;

(vi) notwithstanding anything to the contrary in the Support Agreement, release Harley from any of its obligations under the Support Agreement or otherwise terminate the Support Agreement;

(vii) release any Guarantor other than in accordance with the terms of the Loan Documents;

(viii) alter the manner in which payments or prepayments of principal, interest or other amounts under the Loan Documents shall be applied as among the Lenders; or

(ix) amend this Section 8.3.

        No amendment of any provision of this Agreement relating to the Global Administrative Agent shall be effective without the written consent of the Global Administrative Agent. The Global Administrative Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders or Borrowers.

        If, in connection with any proposed amendment, waiver or consent requiring the consent of “the Lenders”, “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Harley may (at its sole cost and expense) elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to Harley and the Global Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment and assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.3(A), and with Harley or such replacement Lender paying the $3,500 processing fee required in Section 13.3(B) and (ii) Harley shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by any Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

        8.4 Preservation of Rights. No delay or omission of the Lenders or the Global Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Global Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX GENERAL PROVISIONS

        9.1 Survival of Representations. All representations and warranties of the relevant Companies contained in this Agreement shall survive delivery of any Notes and the making of the Loans herein contemplated.

        9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Companies, the Global Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Companies, the Global Administrative Agent and the Lenders relating to the subject matter thereof.

        9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other. The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        9.6 Expenses; Indemnification.

        (A) Expenses. The Borrowers shall reimburse the Global Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by such Persons in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Global Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by each such Person in connection with the collection of the Obligations and enforcement of the Loan Documents; provided that the Borrowers shall not be obligated to so reimburse for more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Global Administrative Agent and more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Lenders in connection with such collection or enforcement.

        (B) Indemnity. Each of the Borrowers further agrees to defend, protect, indemnify, and hold harmless the Global Administrative Agent, the Arrangers, each and all of the Lenders, and each of their respective Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans or the use or intended use of the proceeds of the Loans; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Law arising from or in connection with the past, present or future operations of the Companies, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Companies or their Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Companies or their Subsidiaries or the Release or threatened Release of any contaminant into the environment (collectively, the “Indemnified Matters”);

        provided, however, no Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused solely by or resulting solely from the bad faith, willful misconduct or gross negligence of such Indemnitee or such Indemnitee’s material breach of its obligations under this Agreement, in each case as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

        (C) Waiver of Certain Claims; Settlement of Claims. Each of the Companies further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by any Company or any of their Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement or the other Loan Documents (whether or not the Global Administrative Agent, any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

        (D) Survival of Agreements. The obligations and agreements of the Companies under this Section 9.6 shall survive the termination of this Agreement.

        9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Global Administrative Agent with sufficient counterparts so that the Global Administrative Agent may furnish one to each of the relevant Lenders.

        9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Harley or any Subsidiary of Harley at “fair value”, as defined therein.

        9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        9.10 Nonliability of Lenders. The relationship among the Companies and the Lenders and the Global Administrative Agent shall be solely that of borrower or guarantor and lender. Neither the Global Administrative Agent nor any Lender shall have any fiduciary responsibilities to any of the Companies. Neither the Global Administrative Agent nor any Lender undertakes any responsibility to any of the Companies to review or inform any of the Companies of any matter in connection with any phase of any of the Companies’ business or operations.

        9.11 CHOICE OF LAW AND SUBMISSION TO JURISDICTION. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS. EACH COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE GLOBAL ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

        9.12 WAIVER OF JURY TRIAL. EACH OF THE COMPANIES, THE GLOBAL ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        9.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the other Loan Documents.

        9.14 USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

        9.15 Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Article XIV. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

ARTICLE X THE GLOBAL ADMINISTRATIVE AGENT

        10.1 Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is appointed by the Lenders (each reference in this Article X to a Lender being in its capacity as a Lender) as the Global Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Global Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Global Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Global Administrative Agent”, it is expressly understood and agreed that the Global Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Global Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Global Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Global Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

        10.2 Powers. The Global Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Global Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Global Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Global Administrative Agent. The Global Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Global Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Global Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Global Administrative Agent. Without limiting the foregoing, the Global Administrative Agent hereby agrees to provide the notice contemplated by Section 7.1(b) if so requested by the Required Lenders.

        10.3 General Immunity. Neither the Global Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any of the Borrowers or Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (i) the gross negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.

        10.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Global Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV (other than to confirm receipt of items expressly required to be delivered to the Global Administrative Agent on the Closing Date pursuant to Section 4.1); (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Global Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Harley, any guarantor of any or all of the Obligations, any Company or any of their Subsidiaries.

        10.5 Action on Instructions of Lenders. The Global Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (except with respect to actions that require the consent of all of the Lenders as provided in Section 8.3), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Global Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6 Employment of the Global Administrative Agent and Counsel. The Global Administrative Agent may execute any of its duties hereunder and under any other Loan Document by or through employees, agents, affiliates and attorneys-in-fact, and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Global Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement among the Global Administrative Agent and the Lenders and all matters pertaining to the Global Administrative Agent’s duties hereunder and under any other Loan Document.

        10.7 Reliance on Documents; Counsel. The Global Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Global Administrative Agent, which counsel may be employees of the Global Administrative Agent.

        10.8 The Global Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Global Administrative Agent ratably in proportion to their respective Pro Rata Shares (determined at the time such indemnity is sought) (i) for any amounts not reimbursed by any Borrower for which the Global Administrative Agent is entitled to reimbursement or indemnification by any Borrower under the Loan Documents, (ii) for any other expenses incurred by the Global Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, distribution (including via the internet) and enforcement of the Loan Documents, including as a result of a dispute among the Lenders or between any Lender and the Global Administrative Agent, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Global Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Lenders or between any Lender and the Global Administrative Agent; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Global Administrative Agent.

        10.9 Rights as a Lender. With respect to its Commitment, Loans made by it and any Notes issued to it, the Global Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Global Administrative Agent, as applicable, and the term “Lender” or “Lenders”, as applicable, shall, unless the context otherwise indicates, include the Global Administrative Agent in its individual capacity. The Global Administrative Agent may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Harley, any Company or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

        10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Global Administrative Agent or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Global Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.11 Successor Global Administrative Agent. The Global Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Global Administrative Agent. If no successor Global Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Global Administrative Agent’s giving notice of resignation, then the retiring Global Administrative Agent may appoint, on behalf of the Lenders, a successor Global Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Global Administrative Agent shall be subject to approval by Harley, which approval shall not be unreasonably withheld. Such successor Global Administrative Agent shall be a commercial bank (including a branch thereof) having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Global Administrative Agent hereunder by a successor Global Administrative Agent, such successor Global Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Global Administrative Agent, and the retiring Global Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Global Administrative Agent’s resignation hereunder as the Global Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Global Administrative Agent hereunder and under the other Loan Documents.

        10.12 Co-Agents, Documentation Agent, Syndication Agent, etc. None of the Lenders, if any, identified in this Agreement as a “co-agent”, “documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Global Administrative Agent in Section 10.10.

ARTICLE XI SETOFF; RATABLE PAYMENTS

        11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to any Company (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender and the other Obligations, whether or not the Obligations, or any part hereof, shall then be due.

        11.2 Ratable Payments. If any Syndicated Global Lender, whether by setoff or otherwise, has payment made to it upon its Syndicated Global Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Syndicated Global Lender, such Syndicated Global Lender agrees, promptly upon demand, to purchase a portion of the Syndicated Global Loans held by the other Syndicated Global Lenders so that after such purchase each Syndicated Global Lender will hold its ratable proportion of Syndicated Global Loans. If any Syndicated Global Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Syndicated Global Lender agrees, promptly upon demand, to take such action necessary such that all Syndicated Global Lenders share in the benefits of such collateral ratably in proportion to their Syndicated Global Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII GUARANTEE

        In order to induce the Lenders to extend credit hereunder, but subject to the provisions of the final paragraph of this Article XII, each Guarantor fully and unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, jointly with the other Guarantors and severally, the Obligations (including, without limitation, interest accruing hereunder after the commencement of any case under the United States Bankruptcy Code or any other bankruptcy-related rules or legislation in any country in which a Company is organized, whether or not allowed as a claim in such case). The obligations of the Guarantors under this Article XII are sometimes referred to as the “Guarantee”. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

        Each Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not be affected by the failure of any Lender or the Global Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement.

        Each Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.

        Each Guarantor agrees that its obligations under this Guarantee shall be unconditional, irrespective of:

(i) the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents;

(ii) the absence of any attempt by, or on behalf of, any Lender or the Global Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against any Borrower, any other guarantor of the Obligations or any other Person;

(iii) the election of any remedy by, or on behalf of, any Lender or the Global Administrative Agent with respect to all or any part of the Obligations;

(iv) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or the Global Administrative Agent with respect to any provision of any of the Loan Documents;

(v) the failure of the Global Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations;

(vi) the election by, or on behalf of, any one or more of the Lenders or the Global Administrative Agent in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”) or other bankruptcy-related rules or legislation in any country in which a Company is organized, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(vii) any borrowing or grant of a security interest by any Company, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Borrower is organized;

(viii) the disallowance, under Section 502 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Company is organized, of all or any portion of the claims of any of the Lenders or the Global Administrative Agent for repayment of all or any part of the Obligations; or

(ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower or any Guarantor.

        The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. The Lenders, either themselves or acting through the Global Administrative Agent, are authorized, without notice or demand and without affecting the liability of any Guarantor hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guarantee, or any other guaranties of all or any part of the Obligations, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guarantee, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty.

        The Guarantors consent and agree that none of the Lenders nor the Global Administrative Agent nor any Person acting for or on behalf of the Lenders or the Global Administrative Agent shall be under any obligation to marshall any assets in favor of any Guarantor or against or in payment of any or all of the Obligations. The Guarantors further agree that, to the extent that any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender or the Global Administrative Agent, or any Lender or the Global Administrative Agent receives any proceeds of collateral for all or any part of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Borrower, such Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

        In furtherance of the foregoing and not in limitation of any other right which the Global Administrative Agent or any Lender may have at law or in equity against the Guarantors by virtue hereof, upon the failure of any Borrower to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor promises to and will, upon receipt of written demand by the Global Administrative Agent, forthwith pay, or cause to be paid, in cash, the amount of such unpaid Obligations. The Guarantors further agree, jointly and severally, that if payment in respect of any of the Obligations owed to any Lender shall be due at a place of payment other than as designated in this Agreement and if, by reason of any Change in Law (as defined in Section 3.1), war or civil disturbance or other event, such place of payment shall be impossible or, in the judgment of such Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Guarantors shall make payment of such Obligation in the applicable place designated in this Agreement, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

        Until the Obligations have been paid in full in cash and the Maturity Date shall have occurred, the Guarantors (i) shall have no right of subrogation with respect to such Obligations and (ii) waive any right to enforce any remedy which the Lenders or the Global Administrative Agent (or any of them) now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Global Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of any Borrower to the Lenders or the Global Administrative Agent (or any of them).

        This Guarantee shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully paid (in cash) and discharged and this Agreement and all financing arrangements between any Borrower, the Global Administrative Agent and the Lenders shall have been terminated; provided that if a Guarantor is merged or consolidated with another Company pursuant to Section 6.2.3 or if the capital stock of a Guarantor is sold, transferred or otherwise disposed of in a transaction permitted pursuant to the terms of this Agreement (as in effect on the Closing Date), such Guarantor shall be released from its obligations under this Agreement without further action. If, notwithstanding the foregoing, the Guarantors (or any of them) shall have any right under applicable law to terminate or revoke this Guarantee, the Guarantors agree that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantors, is actually received by the Global Administrative Agent. Such notice shall not affect the right and power of any of the Lenders or the Global Administrative Agent to enforce rights arising prior to receipt thereof by the Global Administrative Agent. If any Lender grants loans or takes other action after a Guarantor terminates or revokes this Guarantee but before the Global Administrative Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred. The provisions of this Article XII shall remain in full force and effect, notwithstanding any termination of this Agreement, until the Obligations shall have been fully paid (in cash) and discharged.

        Notwithstanding anything contained in this Article XII to the contrary, on and after the Guaranty Ratings Threshold Date, (i) the cross-guarantee obligations of each Borrower in respect of the Loans made to, and any other obligations of, the other Borrower pursuant to this Article XII shall be automatically released and terminated, (ii) the obligations of the Opco Guarantors under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, Harley and (iii) the obligations of the Finco Guarantors under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, HDFC.

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

        13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Companies, the Lenders and the Global Administrative Agent and their respective successors and assigns, except that (i) the Companies shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding clause (ii) of this Section 13.1, any Lender may at any time, without the consent of any Borrower or the Global Administrative Agent, assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Global Administrative Agent may treat any Lender as the owner of the Loans for all purposes hereof unless and until such Lender complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Global Administrative Agent. Any such assignee or transferee agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Loan, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.

        13.2 Participations.

        (A) Permitted Participants; Effect. Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender or any Commitment of such Lender or any other interest of such Lender under the Loan Documents on a pro rata basis. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans for all purposes under the Loan Documents, all amounts payable by any Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and such Borrower and the Global Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders provided however that no Participant shall be entitled to receive any greater payment under Article III than the Lender would have been entitled to receive with respect to the rights participated.

        (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which involves an amendment, modification or waiver with respect to a matter which, if such Participant were a Lender hereunder, would require the consent of such Lender under clauses (i) through (viii) of Section 8.3 hereof.

        (C) Benefit of Setoff. The Companies agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

        13.3 Assignments.

        (A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities which is not (i) a competitor of any of the Companies or (ii) a Person that is, or is owned or controlled by, a participant in the transportation industry (“Purchasers”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment and all Loans owing to it) in accordance with the provisions of this Section 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the rights and obligations of any assigning Lender under this Agreement. Such assignment shall be substantially in the form of Exhibit C hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or, except for assignments to another Lender, an Affiliate thereof or an Approved Fund, involves loans and commitments in an aggregate amount of at least $5,000,000. Notice to the Global Administrative Agent shall be required prior to any assignment becoming effective and the consent of the Global Administrative Agent (which consent will not be unreasonably withheld or delayed) shall be required prior to any assignment becoming effective with respect to a Purchaser which is not a Lender and, so long as no Default shall have occurred and be continuing, notice to and consent of Harley (which consent will not be unreasonably withheld or delayed) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or an Approved Fund.

        (B) Effect; Effective Date. Upon (i) delivery to the Global Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit C hereto (a “Notice of Assignment”), together with any consents required by Section 13.3(A) hereof, and (ii) payment of a $3,500 fee to the Global Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no consent or action by any of the Borrowers or the Lenders and no further consent or action by the Global Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the transferor Lender, the Global Administrative Agent and Harley shall, if requested by such transferor Lender or Purchaser, make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser.

        (C) The Register. The Global Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 13.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower and each of its Subsidiaries, the Global Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        13.4 Confidentiality. (i) Subject to Section 13.5, the Global Administrative Agent and the Lenders shall hold confidential (A) all nonpublic information obtained pursuant to the requirements of this Agreement and (B) except as otherwise permitted by Harley, all information related to the Licensed Marks (as defined in Section 13.6)) and all other information which a reasonable person would deem to be confidential and/or proprietary in light of the nature of the information and the manner in which it was disclosed; provided that the Global Administrative Agent and the Lenders may each make disclosure (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and the Global Administrative Agent and each Lender, as applicable, shall be responsible for breach by its respective affiliated Persons to which the Global Administrative Agent or such Lender made such disclosure), (2) to the extent requested by any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (6) subject to a written agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (7) with the prior written consent of Harley or (8) to the extent such information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Global Administrative Agent or any Lender on a nonconfidential basis from a source other than the Companies. In no event shall the Global Administrative Agent or any Lender be obligated or required to return any materials furnished by Harley, the Companies or any of their Subsidiaries; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of Harley or any Company in connection with this Agreement.

        (ii) (A) To the extent that the Gramm-Leach-Bliley Act, Title V/Privacy (collectively with the related implementing regulations, the “GLBA”), shall be applicable to the transactions contemplated herein, each of the parties hereto agrees that (1) it shall use all non-public personal information obtained pursuant to the requirements of this Agreement solely for the purposes for which the information is disclosed or as otherwise permitted in conformance with the requirements of the GLBA and (2) it shall maintain the confidentiality of such information to the same extent as described in Section 13.4(i). This clause shall survive the termination of this Agreement.

        (B) In the event that the Global Administrative Agent or any Lender reasonably believes that any physical and/or electronic safeguards have been breached, and that non-public personal information has been obtained by persons and/or entities without authority to use or view such non-public personal information, the Global Administrative Agent or such Lender, as applicable, will notify HDFS and Harley, in writing, as soon as reasonably practicable. The Global Administrative Agent and each Lender shall also maintain commercially reasonable processes and procedures for the storage, retention, and disposal of documents and storage media containing nonpublic personal information. Nothing in this clause shall be construed to create any third-party beneficiary rights in any consumer or other holder of nonpublic personal information. This clause shall survive the termination of this Agreement.

        (iii) Each of the parties hereto acknowledges that any breach of the aforesaid confidentiality obligations in this Section 13.4 is likely to cause or threaten irreparable harm to HDFS and Harley. Therefore, HDFS and Harley shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated herein will be construed to limit any other remedies available to the parties hereto. This section shall survive the termination of this Agreement.

        13.5 Dissemination of Information. Each of the Companies authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Companies and their Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree in writing to preserve in accordance with Section 13.4 the confidentiality of any non-public information described therein.

        13.6 Non-Use of HDFS’Licensed Marks. (i) HDFS , Harley and their affiliates have the right pursuant to licenses or otherwise to use certain trademarks, logos, etc. relating to Harley-Davidson Motorcycles, HDFS and their affiliates (the “Licensed Marks”). Except as permitted by the following sentences, none of the Global Administrative Agent, the Lenders or their Affiliates are authorized to use such Licensed Marks or Harley’s or HDFS’s text name and logo on forms, in legal documents, in advertising, marketing materials, in press releases or any other document or material. In the event the Global Administrative Agent, any Lender or any of their Affiliates wish to use said Licensed Marks, such Person must obtain HDFS’s and Harley’s prior written approval, which said approval is at HDFS’s and Harley’s sole and absolute discretion and subject to subsequent periodic review of such use and to such reasonable specifications of HDFS and Harley to the extent such specifications are directly related to the legal maintenance, whether such is before or after lapse or termination of this Agreement. The Harley-Davidson text name, logo(s) and registered trademark are not to be used by the Global Administrative Agent, any Lender or any of their Affiliates in any way before, during or after the term of this Agreement, unless prior written consent is obtained from HDFS and Harley. This section shall survive the termination of this Agreement.

        (ii) Each of the parties hereto acknowledges that any breach of the aforestated non-use obligations in this Section 13.6 is likely to cause or threaten irreparable harm to HDFS and Harley. Therefore, in the event of any such breach, HDFS and Harley shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated in this Section 13.6 shall be construed to limit any other remedies available to any party hereto.

ARTICLE XIV NOTICES

        14.1 Giving Notice. Except as otherwise permitted by Article II with respect to Borrowing Notices and Section 6.1.9, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, if by courier, one (1) Business Day after deposit with a reputable overnight carrier service; with all charges paid. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Global Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Global Administrative Agent and the applicable Lender. The Global Administrative Agent or the Companies may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        14.2 Change of Address. Any of the Companies, the Global Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto (or, in the case of any Lender, by notice in writing to Harley and the Global Administrative Agent).

ARTICLE XV COUNTERPARTS

15.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Remainder of This Page Intentionally Blank]

        IN WITNESS WHEREOF, the Companies, the Lenders and the Global Administrative Agent have executed this Agreement as of the date first above written.

HARLEY-DAVIDSON, INC.,
as a U.S. Borrower
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice-President, Treasurer and
Assistant Secretary
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990
with copy to (in the case of a notice of Default):
Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Gail A. Lione, Executive Vice-President, General
Counsel and Secretary
Telephone No.: (414) 343-4044
Facsimile No.: (414) 343-4089

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON FUNDING CORP.,
as a U.S. Borrower
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President, Treasurer and Assistant Secretary
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President, Treasurer and Assistant Secretary
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President and Treasurer
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC.,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President, Treasurer and Assistant Secretary
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President, Treasurer and Assistant Secretary
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON CREDIT CORP.,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President and Treasurer
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

H-D MICHIGAN, LLC,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President and Treasurer
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON MOTOR COMPANY GROUP, LLC,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President, Treasurer and Assistant Secretary
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President, Treasurer and Assistant Secretary
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON MOTOR COMPANY OPERATIONS, INC.,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President, Treasurer and Assistant Secretary
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President, Treasurer and Assistant Secretary
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON MOTOR COMPANY, INC.,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President, Treasurer and Assistant Secretary
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President, Treasurer and Assistant Secretary
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

H-D GROUP, LLC,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President and Treasurer
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HDMC, LLC,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President and Treasurer
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

HARLEY-DAVIDSON HOLDING CO., INC.,
as a Guarantor
By: /s/ Perry A. Glassgow
Name: Perry A. Glassgow
Title: Vice President and Treasurer
Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Perry A. Glassgow, Vice President and Treasurer
Telephone No.: (414) 343-4584
Facsimile No.: (414) 343-4990

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

JPMORGAN CHASE BANK, N.A.,
as the Global Administrative Agent and as a Lender
By: /s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director
Address:
JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002-6925
Attention: John K. Swint
Telephone No.: 713-750-2494
Facsimile No.: 713-750-2938

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

CITIBANK, N.A.,
as Syndication Agent and as a Lender
By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Authorized Signatory
Address:
388 Grenwich St.
New York, NY 10013
Attention: Ed Herko
Telephone No.: 212-816-2831
Facsimile No.: 866-399-6995

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

BNP PARIBAS,
as Documentation Agent and as a Lender
By: /s/ Curtis Price
Name: Curtis Price
Title: Managing Director
By: /s/ Nader Tannous
Name: Nader Tannous
Title: Vice President
Address:
209 S. LaSalle Street, Suite 500
Chicago, IL 60604
Attention: Nader Tannous
Telephone No.: (312) 977-1382
Facsimile No.: (312) 977-1380

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

ABN AMRO Bank, N.V.,
as Documentation Agent and as a Lender
By: /s/ Brendan Korb
Name: Brendan Korb
Title: Director
By: /s/ Mary Pope
Name: Mary Pope
Title: Assistant Vice President
Address:
540 West Madison, Suite 2204
Chicago, IL 60661
Attention: Brendan Korb
Telephone No.: (312) 338-3443
Facsimile No.: (312) 338-7252

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

US BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Sandra J. Hartay
Name: Sandra J. Hartay
Title: Vice President
Address:
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Sandra J. Hartay
Telephone No.: (414) 765-5719
Facsimile No.: (414) 765-5367

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

WELLS FARGO BANK, N.A.,
as a Lender
By: /s/ Joseph Giampetroni
Name: Joseph Giampetroni
Title: Senior Vice President
Address:
230 West Monroe Street|Suite 2900
Chicago, IL 60606-4703
Attention: Joseph Giampetroni
Telephone No.: (312) 845-4397
Facsimile No.: (312) 553-4783

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

MORGAN STANLEY BANK, N.A.,
as a Lender
By: /s/ Melissa James
Name: Melissa James
Title: Authorized Signatory
Address:
1585 Broadway
New York, NY 10036
Attention: Melissa James
Telephone No.: 212-761-1953
Facsimile No.: 212-507-2388

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

M&I MARSHALL & ILSLEY BANK,
as a Lender
By: /s/ Leo Freeman
Name: Leo Freeman
Title: Senior Vice President
By: /s/ James Miller
Name: James Miller
Title: Senior Vice President
Address:
770 North Water Street
Milwaukee WI 53202
Attention: Melissa James
Telephone No.: 212-761-1953
Facsimile No.: 212-507-2388

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

THE BANK OF NEW YORK MELLON,
as a Lender
By: /s/ Jane Angelini
Name: Jane Angelini
Title: First Vice President
Address:
One Mellon Center 500 Grant Street, 36th Floor
Pittsburgh, PA 15258-0001
Attention: Jane Angelini
Telephone No.: (412) 234-0720
Facsimile No.: (412) 234-4401

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

FIFTH THIRD BANK,
as a Lender
By: /s/ Garland Robeson
Name: Garland Robeson
Title: Assistant Vice President
Address:
38 Fountain Square MD 109055
Cincinnati, OH 45263
Attention: Garland Robeson
Telephone No.: 513.534.0087
Facsimile No.: 513.534.5947

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender
By: /s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory
Address:
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: US Corporate Banking Wayne Yamanaka
Telephone No.: 312-696-4664
Facsimile No.: 212-782-6440 with a copy to 312-696-4535

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

THE NORTHERN TRUST COMPANY,
as a Lender
By: /s/ Keith Burson
Name: Keith Burson
Title: Vice President
Address:
50 S. LaSalle Street
Chicago, Illinois 60603
Attention: Keith Burson
Telephone No.: 312-444-3099
Facsimile No.: 312-444-4906

Signature Page to 364-Day Credit Agreement
Harley-Davidson, Inc. et al
April 2009

SCHEDULE I

FUNDING PROTOCOLS re: SYNDICATED GLOBAL LOANS

Harley-Davidson $1.0 billion Global Credit Facility

Location	Tenor	Notice to Ad Agent	Minimum Amounts	Rate fixing	Screen	Comment
U.S. Borrower - Syndicate Borrowing - US or IBF Nassau

Houston Loan & Agency
ABR	overnight	same day/3PM NYT	$5mm/500m	Not Applicable	Not
Applicable
Eurodollar	30, 60, 90,	2 Business Days/12	$5mm/500m	Not Applicable	Reuters	NY fixing
				180[1]	noon NYT	LIBOR01

1 For each option which is offered with a tenor of 30, 60, 90 and 180, such tenor may also be for such other period as may be agreed to by each Lender.

SCHEDULE II

INTERCOMPANY SUBORDINATION TERMS

(i) The Borrowers agree that any and all claims of the Borrowers against any Guarantor with respect to any “Guarantor Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrowers may make loans to and receive payments in the ordinary course with respect to such Guarantor Intercompany Indebtedness from any Guarantor to the extent permitted by the terms of the Agreement and the other Loan Documents. Notwithstanding any right of the Borrowers to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrowers, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are subordinated to the rights of the holders of the Obligations and the Global Administrative Agent in those assets. Except as otherwise permitted above, the Borrowers shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations owing to any Lender or any Affiliate thereof (such Hedging Obligations, the “Hedging Liabilities”) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of such Guarantor is dissolved or if substantially all of the assets of such Guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness (excepting indebtedness for fees and other administrative charges, if any, as may from time to time accrue in the ordinary course of business) of any Guarantor to the Borrowers (“Guarantor Intercompany Indebtedness”) shall be paid or delivered directly to the Global Administrative Agent for application on any of the Obligations and Hedging Liabilities, due or to become due, until such Obligations and Hedging Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrowers upon or with respect to any Guarantor Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Liabilities and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates), the Borrowers shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and such Hedging Liabilities and shall forthwith deliver the same to the Global Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrowers where necessary), for application to any of the Obligations and such Hedging Liabilities, due or not due, and, until so delivered, the same shall be held in trust by the Borrowers as the property of the holders of the Obligations and such Hedging Liabilities. If the Borrowers fail to make any such endorsement or assignment to the Global Administrative Agent, the Global Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrowers agree that until the Obligations (other than the contingent indemnity obligations) and such Hedging Liabilities have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates) have been terminated, the Borrowers will not assign or transfer to any Person (other than the Global Administrative Agent) any claim the Borrowers have or may have against any Guarantor.

(ii) Each Guarantor agrees that any and all claims of such Guarantor against the Borrowers with respect to any “Borrower Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing each Guarantor may make loans to and receive payments in the ordinary course with respect to such Borrower Intercompany Indebtedness from the Borrowers to the extent permitted by the terms of the Agreement and the other Loan Documents. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from the Borrowers, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of the Borrowers shall be and are subordinated to the rights of the holders of the Obligations and the Global Administrative Agent in those assets. Except as otherwise permitted above, no Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Liabilities shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of the Borrowers, or the proceeds thereof, are subject to any distribution, division or application to the creditors of the Borrowers, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any of the Borrowers is dissolved or if substantially all of the assets of any of the Borrowers are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness (excepting indebtedness for fees and other administrative charges, if any, as may from time to time accrue in the ordinary course of business) of the Borrowers to any Guarantor (“Borrower IntercompanyIndebtedness”) shall be paid or delivered directly to the Global Administrative Agent for application on any of the Obligations and Hedging Liabilities, due or to become due, until such Obligations and Hedging Liabilities (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Guarantor upon or with respect to any Borrower Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Liabilities and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates), the applicable Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and such Hedging Liabilities and shall forthwith deliver the same to the Global Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Obligations and such Hedging Liabilities, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the holders of the Obligations and such Hedging Liabilities. If any Guarantor fails to make any such endorsement or assignment to the Global Administrative Agent, the Global Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. Each Guarantor agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Liabilities have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates) have been terminated, such Guarantor will not assign or transfer to any Person (other than the Global Administrative Agent) any claim such Guarantor has or may have against the Borrowers.

SCHEDULE 6.2.1(b)

INDEBTEDNESS

1.	Indebtedness arising under that certain 3-Year Credit Agreement dated as of July 16, 2008 among Harley-Davidson, Inc. and certain of its subsidiaries, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent, and/or any “Loan Document” under and as defined therein, in each case as amended, restated, supplemented or otherwise modified from time to time.

2.	Indebtedness arising under the following industrial revenue bonds and related agreements, instruments and documents: $82,000,000 City of Kansas City, Missouri Taxable IRB, Series 1996A (Harley-Davidson Motor Company Project); $4,135,000 City of Kansas City, Missouri Taxable IRB, Series 1996B (Harley-Davidson Motor Company Project); $2,273,000 Missouri Development Finance Board BUILD Missouri Revenue Bonds Series 2002 (Harley-Davidson Motor Company Group, Inc. Project).

3.	Indebtedness arising under overdraft facilities of Harley-Davidson Japan KK in an aggregate amount of 4.0 billion Yen.

4.	Indebtedness arising under a standby letter of credit in a face amount of up to $5,000,000 issued or to be issued with respect to premises leased by Buell Motorcycle Company, LLC.

SCHEDULE 6.2.2(c)

LIENS

1.	Liens from time to time securing the industrial revenue bonds described on Schedule 6.2.1(b), including extensions, renewals and replacements thereof.

SCHEDULE 6.2.8

RESTRICTIVE AGREEMENTS

1.	Each agreement described on Schedule 6.2.1(b) and each other agreement, instrument and document evidencing the facilities described on such schedule, in each case as amended, restated, supplemented or otherwise modified from time to time.

2.	Indenture dated as of February 5, 2009 between Harley-Davidson, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as amended, restated, supplemented or otherwise modified from time to time.

3.	Indenture dated as of November 21, 2003 among Harley-Davidson Funding Corp., as issuer, Harley-Davidson Financial Services, Inc. and Harley-Davidson Credit Corp., as guarantors, and BNY Midwest Trust Company, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

SCHEDULE 6.2.9(c)

INVESTMENTS

None.

EXHIBIT A
TO
CREDIT AGREEMENT

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$86,500,000

Citibank, N.A.	$86,500,000

BNP Paribas	$86,500,000

ABN AMRO Bank N.V.	$73,500,000

U.S. Bank, National Association	$62,500,000

Wells Fargo Bank, N.A.	$62,500,000

Morgan Stanley Bank	$55,000,000

M&I Marshall & Ilsley Bank	$25,000,000

The Bank of New York Mellon	$25,000,000

Fifth Third Bank	$22,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$20,000,000

The Northern Trust Company	$20,000,000

Aggregate Commitment	$625,000,000

A-1

EXHIBIT B-1
TO
CREDIT AGREEMENT

Form of Syndicated Global Note

__________ ___, 20___

        [HARLEY-DAVIDSON, INC., a Wisconsin corporation] [HARLEY-DAVIDSON FUNDING CORP., a Delaware corporation] (the “Global Borrower”), promises to pay to the order of [                                    ] (the “Syndicated Global Lender”) the aggregate unpaid principal amount of all Syndicated Global Loans made by the Syndicated Global Lender to the Global Borrower pursuant to Article II of the Credit Agreement hereinafter referred to (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement), in immediately available funds on the dates and at the offices of JPMorgan Chase Bank, N.A., as Global Administrative Agent, specified in the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Global Borrower shall pay the principal of and accrued and unpaid interest on the Syndicated Global Loans in full on the Maturity Date.

        The Syndicated Global Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Syndicated Global Loan and the date and amount of each principal payment hereunder.

        This Note is one of the Syndicated Global Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of April 30, 2009 entered into among the Global Borrower, [Harley-Davidson, Inc., a Wisconsin corporation,] [Harley-Davidson Funding Corp., a Delaware corporation,] Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the Opco Guarantors from time to time party thereto and JPMorgan Chase Bank, N.A., as the Global Administrative Agent and the institutions from time to time party thereto as Lenders, including the Syndicated Global Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Syndicated Global Note, including the terms and conditions under which this Syndicated Global Note may be prepaid or its maturity date accelerated. The Agreement, among other things, provides for the making of “Syndicated Global Loans” by the Syndicated Global Lender to the Global Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Syndicated Global Lender’s Commitment, except as otherwise contemplated in the Agreement.

        Except as otherwise provided in the Agreement, the Global Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

B-1-1

[HARLEY-DAVIDSON, INC.]
[HARLEY-DAVIDSON FUNDING CORP.]
By: _____________________________
Name:
Title:

B-1-2

Schedule of Syndicated Global Loans and Payments of Principal

to

Syndicated Global Note of [Insert relevant Global Borrower]

Dated __________ ____, 20___

Date	Principal amount and currency of Syndicated Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

B-1-3

EXHIBIT B-2
TO
CREDIT AGREEMENT

Form of Bid Rate Note

__________ ___, 20___

        [HARLEY-DAVIDSON, Inc., a Wisconsin corporation] [HARLEY-DAVIDSON FUNDING CORP., a Delaware corporation] (the “Global Borrower”), promises to pay to the order of [                                    ] (the “Syndicated Global Lender”) the aggregate unpaid principal amount of all Bid Rate Loans made by the Syndicated Global Lender to the Global Borrower pursuant to Article II of the Credit Agreement hereinafter referred to (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement), in immediately available funds on the dates and at the offices of JPMorgan Chase Bank, N.A., as Global Administrative Agent, specified in the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Global Borrower shall pay the principal of and accrued and unpaid interest on each Bid Rate Loan in full on the maturity date for such Bid Rate Loan determined in accordance with the Agreement.

        The Syndicated Global Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date, amount, maturity date and other pertinent terms of, and the interest rate and interest payment dates applicable to, each Bid Rate Loan, and the date and amount of each principal payment hereunder.

        This Bid Rate Note is one of the Bid Rate Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of April 30, 2009 entered into among the Global Borrower, [Harley-Davidson, Inc., a Wisconsin corporation,] [Harley-Davidson Funding Corp., a Delaware corporation,] Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the Opco Guarantors from time to time party thereto and JPMorgan Chase Bank, N.A., as the Global Administrative Agent and the institutions from time to time party thereto as Lenders, including the Syndicated Global Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Bid Rate Note, including the terms and conditions under which this Bid Rate Note may be prepaid or its maturity date accelerated.

        Except as otherwise provided in this Agreement, the Global Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

B-2-1

[HARLEY-DAVIDSON, INC.]
[HARLEY-DAVIDSON FUNDING CORP.]
By: _____________________________
Name:
Title:

B-2-2

Schedule of Bid Rate Loans and Payments of Principal

to

Bid Rate Note of [Insert relevant Global Borrower]

Dated __________ ____, 20___

Date	Principal amount and currency of Bid Rate Loan	Maturity Date of Loan	Interest Rate and Basis for Calculation	Interest Payment Dates	Other Pertinent Terms	Principal Amount Paid

B-2-3

EXHIBIT C
TO
CREDIT AGREEMENT

Form of Assignment Agreement

ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Global Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________________________________________
2.	Assignee:	__________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrowers:	Harley-Davidson, Inc.
Harley-Davidson Funding Corp.
__________________________________________
4.	Global Administrative Agent:	JPMorgan Chase Bank, N.A., as the Global Administrative Agent under the Credit
Agreement

1 Select as applicable.

5.	Credit Agreement:	The $625,000,000 364-Day Credit Agreement dated as of April 30, 2009 among the
Borrowers, Harley-Davidson Financial Services, Inc., Harley-Davidson Financial
Services International, Inc., Harley-Davidson Credit Corp., the Opco
Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase
Bank, N.A., as Global Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit
Agreement”)
6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%

	$	$	%

	$	$	%

Effective Date: _____________ ____, 20___ [TO BE INSERTED BY GLOBAL ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By: ___________________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By: ___________________________________
Title:

2 Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Global
Administrative Agent

By:   _______________________________________
        Title:

[Consented to:]4

[HARLEY-DAVIDSON, INC.]

By:   _______________________________________
        Title:

3 To be added only if the consent of the Global Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of Harley is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

        1. Representations and Warranties.

        1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

        1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Global Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Global Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2. Payments. From and after the Effective Date, the Global Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the state of New York, but giving effect to Federal laws applicable to national banks.

EXHIBIT D
TO
CREDIT AGREEMENT

List of Closing Documents

364-DAY CREDIT FACILITY

TO

HARLEY-DAVIDSON, INC. and HARLEY-DAVIDSON FUNDING CORP., as the U.S. Borrowers

April 30, 2009

LIST OF CLOSING DOCUMENTS1

A. CREDIT AGREEMENT AND CERTAIN LOAN DOCUMENTS

1.	364-Day Credit Agreement (the “Credit Agreement”) dated as of April 30, 2009 entered into among Harley-Davidson, Inc., a Wisconsin Corporation (“Harley”), Harley-Davidson Funding Corp., a Nevada corporation (“HDFC” and together with Harley, the “U.S. Borrowers”), Harley-Davidson Financial Services, Inc., a Delaware corporation (“HDFS”), Harley-Davidson Financial Services International, Inc., a Delaware corporation (“HDFSI”), Harley-Davidson Credit Corp., a Nevada corporation (“HDCC”), certain other Subsidiaries of Harley from time to time a party hereto as Opco Guarantors, the institutions from time to time a party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Global Administrative Agent, evidencing a 364-day revolving credit facility in the original aggregate amount of $625,000,000.

SCHEDULES

Schedule I	--	Funding Protocols re: Syndicated Global Loans
Schedule II	--	Intercompany Subordination Terms
Schedule 6.2.1(b)	--	Indebtedness
Schedule 6.2.2(c)	--	Liens
Schedule 6.2.8	--	Restrictive Agreements
Schedule 6.2.9(c)	--	Investments

EXHIBITS

EXHIBIT A	--	Commitments (Definitions)
EXHIBIT B-1	--	Form of Syndicated Global Note (Definitions)
EXHIBIT B-2	--	Form of Bid Rate Note (Definitions)
EXHIBIT C	--	Form of Assignment Agreement (ss.13.3)
EXHIBIT D	--	List of Closing Documents (ss.4.1)
EXHIBIT E	--	Form of Commitment and Acceptance (ss.2.4(b))
EXHIBIT F	--	Form of Joinder Agreement (ss.6.1.11)

2.	Syndicated Global Notes executed by the applicable Borrower pursuant to the Credit Agreement in favor of requesting Lenders.

1     Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement.

3.	Bid Rate Notes executed by the applicable Borrower pursuant to the Credit Agreement in favor of the requesting Lenders.

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary of the each of the Borrowers certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors (or comparable governing body) of such Borrower approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation (or comparable constituent document) of such Borrower since the date of the most recent certification thereof by the appropriate governmental authority in its jurisdiction of organization delivered to the Global Administrative Agent, (iii) Good Standing certificate of each of the Borrowers from the office of the Secretary of State (or analogous governmental body) of its jurisdiction of organization (to the extent such concept is applicable in such jurisdiction), and (iv) the By-Laws (or other comparable governing document) attached thereto of each Borrower as in effect on the date of such certification.

5.	Incumbency Certificate of each of the Borrowers.

6.	Certificate of the Secretary of HDFS certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors of HDFS approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of HDFS since the date of the most recent certification thereof by the Secretary of State of Delaware delivered to the Agent, (iii) Good Standing certificate for HDFS from the office of the Secretary of State of Delaware, and (iv) the By-Laws attached thereto of HDFS as in effect on the date of such certification.

7.	Incumbency Certificate of HDFS.

8.	Certificate of the Secretary of HDCC certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors of HDCC approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of HDCC since the date of the most recent certification thereof by the Secretary of State of Nevada delivered to the Agent, (iii) Good Standing certificate for HDCC from the office of the Secretary of State of Nevada, and (iv) the By-Laws attached thereto of HDCC as in effect on the date of such certification.

9.	Incumbency Certificate of HDCC.

10.	Certificate of the Secretary of HDFSI certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors of HDFSI approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of HDFSI since the date of the most recent certification thereof by the Secretary of State of Delaware delivered to the Agent, (iii) Good Standing certificate for HDFSI from the office of the Secretary of State of Delaware, and (iv) the By-Laws attached thereto of HDFSI as in effect on the date of such certification.

11.	Incumbency Certificate of HDFSI.

12.	Certificate of the Secretary of the each of the Opco Guarantors certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors (or comparable governing body) of such Opco Guarantor approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation (or comparable constituent document) of such Opco Guarantor since the date of the most recent certification thereof by the appropriate governmental authority in its jurisdiction of organization delivered to the Global Administrative Agent, (iii) Good Standing certificate of each of the Opco Guarantors from the office of the Secretary of State (or analogous governmental body) of its jurisdiction of organization (to the extent such concept is applicable in such jurisdiction), and (iv) the By-Laws (or other comparable governing document) attached thereto of each Opco Guarantor as in effect on the date of such certification.

13.	Incumbency Certificate of each of the Opco Guarantors.

C. OPINIONS

14.	Opinion letter of Foley & Lardner LLP, U.S. counsel to Harley, HDFC, HDFS, HDFSI, HDCC and the Opco Guarantors addressed to the Global Administrative Agent and the Lenders.

15.	Opinion letter of Holland & Hart LLP, Nevada counsel to HDFC and HDCC addressed to the Global Administrative Agent and the Lenders.

16.	Opinion letter of Winston & Strawn LLP, U.S. counsel to Harley, HDFC, HDFS, HDFSI and HDCC with respect to certain no-conflict issues addressed to the Global Administrative Agent and the Lenders.

17.	Opinion letter of Tonit Calaway, associate general counsel of Harley, HDFC, HDFS, HDFSI, HDCC and the Opco Guarantors addressed to the Global Administrative Agent and the Lenders.

D. DOCUMENTATION RELATING TO HARLEY-DAVIDSON, INC.

18.	Support Agreement, dated as of September 26, 1996 between Harley and HDFS evidencing Harley’s agreement to support certain debts of HDFS and its Subsidiaries, together with and as supplemented by the letter agreement dated as of April 30, 2009 to the Global Administrative Agent from Harley and HDFS.

19.	Subordination Agreement from Harley for the benefit of the Global Administrative Agent.

E. CLOSING CERTIFICATES AND MISCELLANEOUS

20.	Payout and Termination Letter with respect to the Existing Credit Agreement evidencing, to the Global Administrative Agent’s satisfaction, the termination of the Existing Credit Agreement.

21.	Amendment No. 1 to the Existing 3-Year Credit Agreement.

22.	Legal opinions in respect of item 21 above.

EXHIBIT E
TO
CREDIT AGREEMENT

Commitment and Acceptance

Dated ____________ ____, 20___

        Reference is made to that certain 364-Day Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of April 30, 2009 entered into among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Funding Corp., a Nevada corporation, Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the Opco Guarantors from time to time a party thereto, the institutions from time to time a party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Global Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

        Pursuant to Section 2.4 of the Credit Agreement, Harley has requested an increase in the Aggregate Commitment from $______________ to $______________. Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i) __________ ____, 20___ and (ii) the date on which the conditions precedent set forth in Section 2.4(b)(i) in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, Harley, the Global Administrative Agent and _________________ (the “Accepting Bank”) hereby agree as follows:

        1.        Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $____________ to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

        [2.        The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Global Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Global Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Global Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

        [3.]        Harley hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties contained in Article V of the Credit Agreement shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case such representation and warranty shall be true and correct as of such date) and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.

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        [4.]       THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        [5.]        This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HARLEY-DAVIDSON, INC.
By:________________________________
Name:
Title:
JPMORGAN CHASE BANK, N.A., as Global Administrative Agent
By:________________________________
Name:
Title:
COMMITMENT:	ACCEPTING BANK:
$[________________]		[________________]
By:___________________________
Name:
Title:

E-2

EXHIBIT F
TO
CREDIT AGREEMENT

Joinder Agreement

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________ ____, 200___, is entered into between [New Subsidiary], a [__________] (the “New Subsidiary”), and JPMORGAN CHASE BANK, N.A., in its capacity as global administrative agent (the “Global Administrative Agent”) under that certain 364-Day Credit Agreement, dated as of April 30, 2009, entered into among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Funding Corp., a Nevada corporation, Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the Opco Guarantors from time to time a party thereto, the institutions from time to time a party thereto (the “Lenders”) and the Global Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

        The New Subsidiary and the Global Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

        1.        The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Company under the Credit Agreement and an “Opco Guarantor” and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Company, an Opco Guarantor and a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Companies set forth in Article V of the Credit Agreement, (b) all of the covenants set forth in Article VI of the Credit Agreement and (c) all of the Guarantee obligations set forth in Article XII of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Article XII of the Credit Agreement, hereby fully and unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, jointly with the other Guarantors and severally, the Obligations (including, without limitation, interest accruing hereunder after the commencement of any case under the United States Bankruptcy Code or any other bankruptcy-related rules or legislation in any country in which a Company is organized, whether or not allowed as a claim in such case), all as provided in Article XII of the Credit Agreement.

        2.        The New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to the New Subsidiary for certain matters consistent with the matters covered in the inside counsel opinion delivered on the Closing Date) in form and substance reasonably satisfactory to the Global Administrative Agent and its counsel all in accordance with the Credit Agreement.

        3.        The address of the New Subsidiary for purposes of Section 14.1 of the Credit Agreement is as follows:

3700 West Juneau Avenue Milwaukee, WI 53208 Attention: Treasurer Telephone No.: (414) 343-4584 Facsimile No.: (414) 343-4990

F-1

        4.        This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

        5.        THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS.

[Signature Page Follows]

F-2

        IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Global Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:______________________________
Name:
Title:
Acknowledged and accepted:
JPMORGAN CHASE BANK, N.A., as Global Administrative Agent
By:______________________________
Name:
Title:

F-3